Exhibit 99.2

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2010 and December 31, 2009

and for the periods ended September 30, 2010 and 2009

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

INDEX

PAGE
Consolidated Balance Sheets – September 30, 2010 and December 31, 2009 (Unaudited)	1

Consolidated Statements of Operations – Three and nine months ended September 30, 2010 and 2009 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Nine months ended September 30, 2010 (Unaudited)	3

Consolidated Statements of Cash Flows – Nine months ended September 30, 2010 and 2009 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-64

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	September 30, 2010	December 31, 2009
Assets
Investments:

Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,485,967 and $1,183,566)	$1,516,785	$1,217,577
Investments carried at fair value (amortized cost $810 and $0)	805	-
Short-term investments, at fair value (amortized cost $959,604 and $965,696)	962,823	970,616
Other investments (includes investments at fair value of $8,815 and $8,127)	10,228	10,148

Total investments	2,490,641	2,198,341

Cash and cash equivalents	700,475	594,218
Secured loan	1,100,000	1,600,000
Accrued investment income	21,501	20,050
Premiums receivable	1,680,848	2,020,602
Deferred acquisition costs	746,176	879,207
Prepaid reinsurance premiums	2,083,905	2,439,270
Insurance loss recoverable	2,200,872	2,444,754
Reinsurance recoverable on paid and unpaid losses	241,774	234,875
Property and equipment, at cost (less accumulated depreciation of $61,035 and $113,847)	6,123	72,826
Receivable for investments sold	98,298	3,152
Derivative assets	10,015	775,693
Current income taxes	-	308,940
Deferred income taxes, net	1,007,994	596,303
Other assets	25,716	47,172
Assets of consolidated variable interest entities:
Cash	513,655	-
Investments held-to-maturity, at amortized cost (fair value $2,529,486 and $1,120,319)	2,840,000	1,174,152
Investments held as available for sale, at fair value (amortized cost $0 and $389,151)	-	389,151
Fixed-maturity securities at fair value	5,329,944	128,112
Loans receivable at fair value	1,942,676	481,622
Loan repurchase commitments	794,381	-
Derivative assets	526,607	-
Other assets	1,743	2,201

Total assets	$24,363,344	$16,410,641

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$3,625,036	$4,172,590
Loss and loss adjustment expense reserves	935,722	1,580,021
Reinsurance premiums payable	401,705	583,741
Long-term debt	952,655	1,229,227
Deferred fee revenue	601,728	665,326
Payable for investments purchased	88,727	13,004
Derivative liabilities	5,572,445	4,582,130
Current income taxes	7,838	-
Other liabilities	138,113	238,500
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value $6,499,633 and $0)	9,306,834	1,770,098
Derivative liabilities	1,755,360	-
Other liabilities	533	750

Total liabilities	23,386,696	14,835,387

Commitments and contingencies (See Note 11)

Shareholders’ Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000.08, issued and outstanding - 2,759.08	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	983,583	982,664
Retained earnings	(82,989)	640,053
Accumulated other comprehensive income (loss), net of deferred income tax of $14,174 and $8,820	33,456	(90,061)

Total shareholders’ equity	976,648	1,575,254

Total liabilities and shareholders’ equity	$24,363,344	$16,410,641

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Premiums earned:
Scheduled premiums earned	$59,029	$74,750	$190,365	$273,328
Refunding premiums earned	(454)	144	3,887	2,178

Premiums earned (net of ceded premiums of $59,340, $106,770, $212,841 and $317,698)	58,575	74,894	194,252	275,506
Net investment income	29,871	47,158	84,413	190,472
Fees and reimbursements	17,877	42,499	168,769	127,691
Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	552,320	(30,483)	454,211	33,150
Unrealized gains (losses) on insured derivatives	(1,058,747)	(810,178)	(1,744,378)	1,222,939

Net change in fair value of insured derivatives	(506,427)	(840,661)	(1,290,167)	1,256,089
Net gains (losses) on financial instruments at fair value and foreign exchange	144,807	31,227	130,616	61,072
Net gains on extinguishment of debt	-	13,059	-	13,547
Other net realized gains (losses)	(1,049)	(19,494)	18,525	(28,456)
Revenues of consolidated variable interest entities:
Net investment income	11,116	16,427	31,888	63,038
Net gains (losses) on financial instruments at fair value and foreign exchange	(54,044)	10,841	361,805	10,841
Net realized gains (losses)	-	(40,740)	(74,248)	(40,740)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(135,403)	-	(261,133)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	85,000	-	170,369

Net investment losses related to other-than-temporary impairments	-	(50,403)	-	(90,764)

Total revenues	(299,274)	(715,193)	(374,147)	1,838,296

Expenses:
Losses and loss adjustment	(25,097)	210,052	80,604	111,468
Amortization of deferred acquisition costs	25,155	52,805	111,996	168,827
Operating	32,854	44,082	89,112	148,714
Interest	33,831	34,798	102,413	102,100
Expenses of consolidated variable interest entities:
Operating	4,542	54	14,617	241
Interest	11,047	20,391	31,702	61,061

Total expenses	82,332	362,182	430,444	592,411

Income (loss) before income taxes	(381,606)	(1,077,375)	(804,591)	1,245,885

Provision (benefit) for income taxes	(62,595)	(350,204)	(270,831)	455,888
Equity in net income (loss) of affiliates	93	318	177	374

Net income (loss)	$(318,918)	$(726,853)	$(533,583)	$790,371

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

For The Nine Months Ended September 30, 2010

(In thousands except per share amounts)

					Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance, December 31, 2009	2,759	$27,598	67,936	$15,000	$982,664	$640,053	$(90,061)	$1,575,254

ASU 2009-17 transition adjustment
Consolidated variable interest entities, net of deferred tax benefit of $57,320	-	-	-	-	-	(186,297)	131,781	(54,516)
Deconsolidated variable interest entities, net of deferred tax benefit of $1,756	-	-	-	-	-	(3,162)	85,341	82,179

Total ASU 2009-17 transition adjustment	-	-	-	-	-	(189,459)	217,122	27,663

Comprehensive income:
Net income (loss):	-	-	-	-	-	(533,583)	-	(533,583)
Other comprehensive income:
Change in unrealized appreciation of investments net of deferred tax provision of $7,322	-	-	-	-	-	-	52,324	52,324
Change in foreign currency translation net of deferred tax of benefit of $399	-	-	-	-	-	-	(145,929)	(145,929)

Other comprehensive income								(93,605)

Total comprehensive income								(627,188)

Capital contribution in connection with the sale of real estate	-	-	-	-	494	-	-	494

Share-based compensation net of deferred tax provision of $328	-	-	-	-	425	-	-	425

Balance, September 30, 2010	2,759	$27,598	67,936	$15,000	$983,583	$(82,989)	$33,456	$976,648

							2010
Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of taxes							$49,978
Reclassification adjustment, net of taxes							2,346

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes							$52,324

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(533,583)	$790,371

Adjustments to reconcile net (loss) income to net cash used by operating activities:
Amortization of bond premiums, net	(19,949)	(30,948)
(Increase) decrease in accrued investment income	(2,611)	93,997
Decrease in premiums receivable	175,341	288,713
Decrease (increase) in deferred acquisition costs	138,106	(338,901)
Decrease in unearned premium revenue	(383,530)	(1,553,015)
Decrease (increase) in prepaid reinsurance premiums	173,381	(2,005,214)
(Decrease) increase in reinsurance premiums payable	(54,968)	238,978
Decrease in loss and loss adjustment expense reserves	(272,948)	(60,791)
Increase in reinsurance recoverable on paid and unpaid losses	(64,985)	(107,998)
Increase in insurance loss recoverable	(438,758)	(1,750,297)
Decrease in receivable from affiliates	15,225	-
Decrease in receivable from reinsurers on insured derivative contracts	-	89,471
Increase (decrease) in payable to reinsurers on recoverables	43,221	(55,829)
Depreciation	3,465	6,664
Decrease in accounts receivable	520	16,912
Decrease in accrued expenses	(132,412)	(46,958)
(Decrease) increase in deferred fee revenue	(63,598)	717,502
Net realized losses on variable interest entities	74,248	40,740
Other net realized (gains) losses	(18,525)	28,456
Investment losses on other than temporarily impaired investments	-	90,764
Realized gains and other settlements on insured derivatives	(606,898)	-
Unrealized losses (gains) on insured derivatives	1,744,378	(1,222,939)
Net gains on financial instruments at fair value and foreign exchange	(492,421)	(71,913)
Decrease in current income taxes	316,778	291,634
Deferred income tax (benefit) provision	(313,035)	508,703
Gains on extinguishment of debt	-	(13,547)
Share-based compensation	753	4,016
Other operating	82,984	28,618

Total adjustments to net (loss) income	(96,238)	(4,813,182)

Net cash used by operating activities	(629,821)	(4,022,811)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(275,407)	(659,129)
Purchase of controlling interest in an affiliate, net of cash received	(26,693)	-
Increase in payable for investments purchased	75,723	77,933
Sale of fixed-maturity securities	688,808	6,258,244
Increase in receivable for investments sold	(95,146)	(32,239)
Decrease in loans receivable	777,983	-
Redemptions of fixed-maturity securities	475,729	7,901
Redemptions of held-to-maturity investments	-	39,328
Sales of short-term investments, net	70,318	70,025
Sales of other investments, net	1,161	37,971
Consolidation and deconsolidation of variable interest entities	531,149	-
Capital expenditures	(1,742)	(4,743)
Disposals of fixed assets	65,319	5
Other, investing	-	149

Net cash provided by investing activities	2,287,202	5,795,445

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(1,233,882)	(121,717)
Proceeds from the issuance of long-term debt	-	278,192
Repayments for secured loan	500,000	-
Repayment of long-term debt	(276,572)	-
Redemption of common shares	-	(1,170,562)
Redemption of preferred shares	(26,010)	-
Special dividend paid on common shares	-	(1,167,850)
Dividends paid on preferred shares	(1,005)	(9,477)

Net cash used by financing activities	(1,037,469)	(2,191,414)

Net increase (decrease) in cash and cash equivalents	619,912	(418,780)
Cash and cash equivalents - beginning of year	594,218	1,066,793

Cash and cash equivalents - end of year	$1,214,130	$648,013

Supplemental cash flow disclosures:
Income taxes refunded	$(282,766)	$(336,282)
Interest paid:
Long-term debt	135,462	134,559
Variable interest entity notes	222,878	54,939
Non cash items:
Share-based compensation	$753	$4,016
Dividends declared but not paid	-	1,005

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1: Business and Organization

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABSs”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

The financial guarantees issued by MBIA Corp. generally provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s election to accelerate. Certain investment agreement contracts written by MBIA Inc. and its subsidiaries are insured by MBIA Corp. and if MBIA Inc. and its subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp.’s insurance coverage would be drawn upon to make such payments. MBIA Corp. has also insured debt obligations of its affiliates, including medium-term notes issued by MBIA Global Funding, LLC and Meridian Funding Company, LLC (“Meridian”) and provides reinsurance to its insurance subsidiaries. MBIA Corp. has also written insurance policies guaranteeing the obligations of an affiliate, LaCrosse Financial Products, LLC (“LaCrosse”), under credit default swaps (“CDSs”), including termination payments that may become due upon certain events including the insolvency or payment default of the financial guarantor or the CDS issuer.

MBIA Corp. writes business both in the U.S. and outside of the U.S. MBIA Corp. owns MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom which writes financial guarantee insurance in the member countries of the European Economic Area and other regions outside the United States. MBIA UK also insures the policies previously insured by MBIA Assurance, S.A. (“MBIA Assurance”), a French insurance company owned by MBIA Corp. which was dissolved in 2007 after the transfer of MBIA Assurance’s obligations to MBIA UK. MBIA Corp. writes financial guarantee insurance in Mexico through MBIA México, S.A. de C.V. (“MBIA Mexico”).

During the third quarter of 2010, Capital Markets Assurance Corporation (“CMAC”) was merged into MBIA Corp. CMAC was a financial guarantee insurer and wholly-owned subsidiary of MBIA Insurance Corporation that was acquired in February 1998 and consolidated within MBIA Corp.’s consolidated financial statements. CMAC did not write any new insurance business following the 1998 acquisition and CMAC’s net insured exposure was 100% reinsured by MBIA Corp. Following the merger MBIA Corp. assumed all of CMAC’s insured obligations. The merger enabled MBIA Corp. to improve its overall operational efficiency by discontinuing the operation of CMAC as a separately licensed insurer while continuing to support CMAC’s policies with the same aggregate reserves previously available to support them.

MBIA Corp.’s business has historically relied upon the triple-A credit ratings of MBIA Insurance Corporation. The loss of those ratings in the second quarter of 2008 resulted in a dramatic reduction in MBIA Corp.’s insurance activities. MBIA Corp. is no longer insuring new credit derivative contracts except in transactions related to the reduction of existing derivative exposure. The structured finance market continues to recover from the global credit crisis with new issuance volume, though increasing, still well below historical averages. It is unclear how or when MBIA Corp. may be able to re-engage this market.

In certain cases, MBIA Corp. may be required to consolidate entities established as part of securitizations when MBIA insures the assets or liabilities of those entities and in connection with remediations or renegotiations of insurance policies. These entities typically meet the definition of a variable interest entity (“VIE”) under accounting principles for the consolidation of VIEs. MBIA Corp. does not believe there is any difference in the risks and profitability of financial guarantees provided to VIEs compared with other financial guarantees written by MBIA. Refer to “Note 3: Recent Accounting Pronouncements” for information about new accounting guidance that affected the consolidation of VIEs in the first quarter of 2010 and the impact on MBIA Corp.’s consolidated financial position and results of operations.

During the third quarter of 2010, MBIA Corp. executed a series of transactions to acquire all of the common stock of Channel Reinsurance Ltd. (“Channel Re”) and its parent Channel Re Holdings, Ltd. not previously owned by MBIA Corp. for $40 million in cash, commuting all reinsurance arrangements with MBIA Insurance Corporation and MBIA UK and liquidating Channel Re and Channel Re Holdings, Ltd. and distributing any remaining assets to MBIA Insurance Corporation. MBIA Corp. recognized a net loss of approximately $61 million in the third quarter of 2010 as a result of these transactions. The net loss is primarily generated from settling a reinsurance receivable on CDS contracts at an amount less than the carrying value. Channel Re was a financial guarantee reinsurance company formed in 2004 to provide committed reinsurance capacity to MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1: Business and Organization (continued)

Liquidity

Liquidity risk arises in MBIA Corp. when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, lower investment income, or unanticipated expenses, or when invested assets experience credit defaults or significant declines in fair value.

As a result of the transaction executed with Channel Re and its previous shareholders in the third quarter of 2010, MBIA Corp. acquired a substantial portion of the assets previously held by Channel Re. These assets consist primarily of U.S. Treasury and high quality corporate bonds which can readily be sold to raise liquidity at MBIA Corp. The transaction resulted in an increase in MBIA Corp.’s statutory capital position.

Since the fourth quarter of 2007, MBIA Corp. has made $6.6 billion of cash payments, before reinsurance and collections and including payments made to the consolidated VIEs, associated with residential mortgage-backed securities (“RMBS”) securitizations, and policy termination and claim payments relating to CDS contracts referencing collateralized debt obligation (“CDO”)-squared and multi-sector CDOs. These cash payments also include loss payments of $374 million made in the first nine months of 2010 on behalf of MBIA Corp.’s consolidated VIEs. Among MBIA Corp.’s outstanding insured portfolio, these types of insured exposures have exhibited the highest degree of payment volatility and continue to pose material liquidity risk to MBIA Corp. As a result of the current economic stress, MBIA Corp. could incur additional payment obligations within and beyond these mortgage-related and CDO exposures, which may be substantial, increasing the stress on MBIA Corp.’s liquidity.

Of the $6.6 billion, MBIA Corp. has paid $5.2 billion of claims on policies insuring second-lien mortgage RMBS securitizations. MBIA Corp. believes these payments were driven primarily by a substantial number of ineligible mortgages being placed in the securitizations in violation of the representations and warranties of the sellers/servicers. As a result, payments have been far in excess of the level that might be expected even in a severe economic downturn. MBIA Corp. believes its current liquidity position is adequate to make expected future payments on these exposures, but the degree of loss within these transactions has been unprecedented, and continued elevated levels of payments will cause additional stress on its liquidity position.

There are three primary types of policy payment requirements in MBIA Corp.: (i) timely interest and ultimate principal; (ii) ultimate principal only at final maturity; and (iii) payments upon settlement of individual collateral losses as they occur after parties subordinated to MBIA in a transaction have absorbed their share of losses. In general, MBIA Corp.’s financial guarantee contracts and CDS contracts cannot be accelerated, thereby mitigating liquidity risk. However, with respect to the insurance of CDS contracts, in certain events, including the insolvency or payment default of the insurer or the issuer of the CDS, the CDS contract is subject to termination by the counterparty and it can make a claim for the full amount due on termination. Further, in the event of a default in payment of principal, interest or other insured amounts by an issuer, MBIA Corp.’s insurers generally promise to make funds available in the insured amount on the next business day following notification for U.S. transactions and within longer timeframes for international transactions, depending on the terms of the insurance policy. MBIA Corp. provides for this payment, in some cases through a third-party bank, upon receipt of proof of ownership of the obligations due, as well as upon receipt of instruments appointing the insurer as agent for the holders and evidencing the assignment of the rights of the holders with respect to the payments made by the insurer. In the event a claim is made on a basis not authorized by the transaction agreements, the insurers may be required to honor the payment requirement before they can investigate and dispute whether the claim was authorized.

Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes and preferred stock issuance. MBIA Corp. also provides guarantees to the holders of MBIA Inc.’s asset/liability products debt obligations. If MBIA Inc.’s asset/liability products segment or MBIA Inc. were unable to service the principal and interest payments on the asset/liability debt obligations, the holders of the insured liabilities would make a claim under the MBIA Corp. insurance policies. MBIA Corp. has lent $2.0 billion to the asset/liability products segment on a secured basis for the purpose of minimizing the risk that such a claim would be made. During the first nine months of 2010, a total of $500 million was repaid and the amount outstanding was $1.1 billion as of September 30, 2010.

In order to monitor liquidity risk and maintain appropriate liquidity resources for payments associated with MBIA Corp.’s residential mortgage-related exposures, MBIA Corp. employs a stress scenario-based liquidity model using the same “Roll Rate Methodology” as it uses in its loss reserving. Using this methodology, MBIA Corp. estimates the level of claims on its policies that would be made under stress-level default assumptions of the underlying collateral. These estimated payments, together with all other significant operating, financing and investing cash flows are forecasted on a monthly basis for a period covering (i) the next 24-months and (ii) then annually thereafter to the final maturity of the longest dated outstanding insured obligation. The stress-loss scenarios and cash flow forecasts are periodically updated to account for changes in risk factors and to reconcile differences between forecasted and actual payments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1: Business and Organization (continued)

In addition to MBIA Corp.’s residential mortgage stress scenario, MBIA Corp. also monitors liquidity risk using a Monte Carlo estimation of potential stress-level claims for all insured principal and interest payments due in the next twelve-month period. These probabilistically determined payments are then compared to MBIA Corp.’s invested assets. This theoretic liquidity model supplements the scenario-based liquidity model described above.

MBIA Corp. manages liquidity with the goal of maintaining cash and liquid securities in an amount in excess of all projected stress scenario payment requirements. To the extent MBIA Corp.’s liquidity resources fall short of its target liquidity cushions under the stress-loss scenario testing, MBIA Corp. will seek to increase its cash holdings position, by selling or financing assets in its investment portfolio or drawing upon one or more of its contingent sources of liquidity. MBIA Corp.’s contingent liquidity sources involve the sale of assets that are generally illiquid as a result of the need for regulatory or third-party approvals prior to their sale and are therefore contingent on the receipt of such approvals, among other things.

Insurance Statutory Capital

Statutory capital, defined under statutory accounting principles as policyholders surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by MBIA Corp.’s insurance regulators in its operations and constitute an event of default under certain of MBIA Corp.’s contracts, thereby materially and adversely affecting MBIA Corp.’s financial condition and results of operations.

MBIA Corp. had statutory capital as of September 30, 2010 of $3.1 billion. MBIA Corp. believes that the following factors, which are subject to significant uncertainty, could materially impact its statutory capital: i) recovery of losses on ineligible mortgages in RMBS-related insured transactions, which may be substantially higher or lower than the amount reflected in MBIA Corp.’s statutory capital, ii) losses on insured transactions related to commercial mortgage-backed securities (“CMBS”), which may be substantially higher or lower than the amount reflected in MBIA Corp.’s statutory capital, and iii) the statutory accounting discount rate used to derive the present value of MBIA Corp.’s loss reserves for long-dated insured exposures, which is set annually, may be higher or lower.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The results of operations for the three and nine months ended September 30, 2010 may not be indicative of the results that may be expected for the year ending December 31, 2010. The December 31, 2009 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. This includes the reclassification of gains and losses from sales of investment securities to “Net gains (losses) on financial instruments at fair value and foreign exchange” from the previously reported line “Net realized gains (losses)” on MBIA Corp.’s consolidated statements of operations. Such reclassification of gains and losses from sales of investment securities had no impact on total revenues, expenses, assets, liabilities, or stockholders’ equity for all periods presented.

In addition, MBIA Corp. has evaluated all subsequent events as of November 9, 2010, the date upon which the consolidated financial statements were available to be issued.

Consolidation

The consolidated financial statements include the accounts of MBIA Corp., its wholly owned subsidiaries and all other entities in which MBIA Corp. has a controlling financial interest. All material intercompany balances and transactions are eliminated. The consolidation of a VIE is required if an entity has a variable interest (such as an equity or debt investment, a beneficial interest, a guarantee, a written put option or a similar obligation) and that variable interest or interests give it a controlling financial interest in the VIE. A controlling financial interest is present when an enterprise has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the VIE or the right to receive benefits of the VIE that could potentially be significant to the VIE.

The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. MBIA Corp. consolidates all VIEs in which it is the primary beneficiary. Refer to “Note 3: Recent Accounting Pronouncements” for additional information regarding amendments to accounting for VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 2: Significant Accounting Policies (continued)

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to eliminate the concept of a qualified special purpose entity (“QSPE”). Refer to “Note 3: Recent Accounting Pronouncements” for additional information regarding amendments to accounting for QSPEs.

Fair Value Option

MBIA Corp. elected, under the fair value option within accounting guidance for financial assets and liabilities, to record certain financial assets and liabilities at fair value. Specifically, MBIA Corp. has elected to apply the fair value option to all financial assets and liabilities of certain VIEs on a VIE-by-VIE basis.

Investments Carried at Fair Value

Investments carried at fair value include all investments held by MBIA Corp. for which the change in fair value is reflected in earnings. These include securities for which the fair value election has been made in accordance with Accounting Standards Codification 825-10, “Financial Instruments.” Changes in fair value and realized gains and losses from the sale of these securities are reflected in earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Any interest income and amortization of premiums are reflected in earnings within “Net investment income.” Refer to “Note 6: Fair Value Measurements” for additional disclosures related to securities MBIA Corp. has elected the fair value option.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Scope Exception Related to Embedded Credit Derivatives

In March 2010, the FASB issued ASU 2010-11, “Derivatives and Hedging (Topic 815)—Scope Exception Related to Embedded Credit Derivatives,” to clarify that embedded credit derivatives created by the subordination of one financial instrument to another qualifies for the scope exception and should not be subject to potential bifurcation and separate accounting. Other embedded credit derivative features are considered embedded derivatives and subject to potential bifurcation, provided that the overall contract is not a derivative in its entirety. MBIA Corp. adopted this standard in the third quarter of 2010. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

Improving Disclosures about Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. MBIA Corp. adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales issuances and settlements on a gross basis, which will be effective for MBIA Corp. as of the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value Measurements” for these disclosures.

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” to require the holder of a variable interest(s) in a VIE to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. This accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance requires an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. MBIA Corp. adopted this standard in the first quarter of 2010. Refer to “Note 4: Variable Interest Entities” for additional information.

Upon the adoption of the accounting guidance, MBIA Corp. recognized a cumulative transition adjustment of $186 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010 as a result of consolidated VIEs. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption, including the impact of the fair value option election for certain of the financial assets and liabilities, offset in part by the elimination of intercompany

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements (continued)

balances with the consolidated VIEs. MBIA Corp. also recognized a cumulative transition adjustment of $3 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010, related to the deconsolidation of VIEs as a result of the implementation of this accounting guidance. This adjustment was the result of the deconsolidation of the assets and liabilities of previously consolidated VIEs, offset in part by the recognition of financial interests in these deconsolidated VIEs which were previously eliminated in consolidation.

The adjustments to retained earnings were offset by a reduction of accumulated other comprehensive loss, net of deferred taxes of $217 million. This reduction was a result of reclassifying assets of VIEs, which MBIA Corp. had consolidated prior to ASU 2009-17, for which the fair value election was made for the assets of these VIEs, deconsolidation of assets of VIEs that were previously consolidated and the elimination of MBIA Corp.’s investments in newly consolidated VIEs. Prior to January 1, 2010, the assets of these VIEs and MBIA Corp.’s investment in these VIEs were carried as available-for-sale with unrealized gains and losses reflected in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements (continued)

The following table summarizes the adjustments made to MBIA Corp.’s consolidated assets, liabilities and equity by transition method of consolidation as of January 1, 2010:

	Increase/(Decrease)
In millions	Fair Value Option	Unpaid Principal Balance	Deconsolidated VIEs	Total
Assets:
Total investments	$(444)	$(1,100)	$(172)	$(1,716)
Accrued investment income	(3)	(1)	-	(4)
Premiums receivable	(23)	(127)	-	(150)
Deferred acquisition costs	(7)	-	-	(7)
Insurance loss recoverable	(594)	-	-	(594)
Current income taxes	45	12	2	59
Deferred income taxes, net	(482)	-	-	(482)

Assets of consolidated VIEs:
Cash	320	-	-	320
Investments held-to-maturity	-	2,840	-	2,840
Fixed-maturity securities at fair value	5,380	-	-	5,380
Loans receivable at fair value	2,002	-	-	2,002
Loan repurchase commitments	436	-	-	436
Derivative assets	63	-	-	63
Other assets	2	1	-	3

Total assets	6,695	1,625	(170)	8,150

Liabilities:
Unearned premium revenue	(46)	(92)	-	(138)
Loss and loss adjustment expense reserves	(364)	-	-	(364)
Payable for investments purchased	(1)	-	-	(1)

Liabilities of consolidated VIEs:
Variable interest entity notes	6,372	1,740	(252)	7,860
Derivative liabilities	764	-	-	764
Other liabilities	1	-	-	1

Total liabilities	6,726	1,648	(252)	8,122

Equity:
Retained earnings	(163)	(23)	(3)	(189)
Accumulated other comprehensive income (loss)	132	-	85	217

Total equity	$(31)	$(23)	$82	$28

In connection with the adoption of the new accounting guidance, MBIA Corp. elected the fair value option for most of the VIEs consolidated under this accounting guidance. MBIA Corp. elected the fair value option for all the assets and liabilities of VIEs which are collateralized by loans and those VIEs that are collateralized by ABS. Those assets and liabilities of VIEs which are related to life insurance policy securitizations and are collateralized by insurance company surplus notes are measured at the unpaid principal balance as of January 1, 2010. The financial assets of such VIEs are classified as held-to-maturity on MBIA Corp.’s consolidated balance sheets. Management believes that the fair value election for those financial assets of the VIEs which are collateralized by loans and those that are collateralized by ABS more closely represents the true economics of the performance of the underlying obligations of MBIA Corp.’s insurance interests in these VIEs, whereas the held-to-maturity designation for the assets related to life insurance securitization VIEs, which are currently performing as expected, is more representative of the economics of the performance of the underlying insurance obligations of MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements (continued)

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to remove the concept of a QSPE. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. MBIA Corp. adopted this standard in the first quarter of 2010. The effects of adoption of this standard are included in the transition adjustment for the adoption of ASU 2009-17.

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for MBIA Corp. beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. MBIA Corp. is currently evaluating whether to early adopt the guidance as well as the potential impact of adopting this guidance.

Note 4: Variable Interest Entities

MBIA Corp. provides credit enhancement services to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or if its equity investors lack any one of the following characteristics (i) the power to direct activities of the SPE that most significantly impact the entity’s economic performance, (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Corp. makes its determination based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE. Refer to “Note 3: Recent Accounting Pronouncements” for information on the FASB amendment to consolidation of VIEs.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of September 30, 2010 and December 31, 2009. The following tables present the MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of September 30, 2010 and December 31, 2009. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees and insured CDSs and any investments in obligations issued by nonconsolidated VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of September 30, 2010:

	September 30, 2010
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$34,854	$26,011	$121	$95	$-	$86	$-	$436
Mortgage- backed residential	59,911	19,310	69	105	1,923	103	524	3
Mortgage- backed commercial	5,701	3,260	-	3	-	3	-	-
Consumer asset-backed	12,559	7,478	8	38	-	37	-	-
Corporate asset-backed	51,109	24,243	291	359	5	377	-	-

Total global structured finance	$164,134	$80,302	$489	$600	$1,928	$606	$524	$439
Global public finance	41,484	21,008	-	214	-	273	-	-

Total insurance	$205,618	$101,310	$489	$814	$1,928	$879	$524	$439

(1) - Reported within “Total investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of December 31, 2009:

	December 31, 2009
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$56,175	$48,399	$141	$100	$-	$90	$148	$1,581
Mortgage- backed residential	74,520	26,518	190	137	2,258	137	1,141	3
Mortgage- backed commercial	6,244	3,403	-	3	-	3	-	1
Consumer asset-backed	16,186	9,568	15	47	-	44	20	-
Corporate asset-backed	55,012	30,760	275	538	5	543	-	3

Total global structured finance	$208,137	$118,648	$621	$825	$2,263	$817	$1,309	$1,588
Global public finance	41,387	19,263	-	190	-	264	-	-

Total insurance	$249,524	$137,911	$621	$1,015	$2,263	$1,081	$1,309	$1,588

(1) - Reported within “Total investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by net insurance in force. Net insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $11.9 billion and $11.1 billion, respectively, as of September 30, 2010 and were $2.2 billion and $1.8 billion, respectively, as of December 31, 2009. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities.” Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. During the nine months ended September 30, 2010, MBIA Corp. recognized a $74 million pre-tax loss on initial consolidation of additional VIEs, and recognized no impact to earnings upon the deconsolidation of VIEs during the period.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Insurance Premiums

MBIA Corp. recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of September 30, 2010, MBIA Corp. reported premiums receivable of $1.7 billion primarily related to installment policies for which premiums will be collected over the estimated term of the contracts. Premiums receivable for an installment policy is initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of September 30, 2010, the

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5: Insurance Premiums (continued)

weighted average risk-free rate used to discount future installment premiums was 2.9% and the weighted average expected collection term of the premiums receivable was 9.19 years. For the three and nine months ended September 30, 2010, the accretion of the premiums receivable was $9 million and $37 million, respectively, and is reported in “Scheduled premiums earned” on MBIA Corp.’s consolidated statements of operations.

As of September 30, 2010, MBIA Corp. reported reinsurance premiums payable of $402 million, which represents the portion of MBIA Corp.’s premiums receivable that is due to reinsurers. The reinsurance premiums payable is accreted and paid to reinsurers as premiums due to MBIA Corp. are accreted and collected.

The following table presents a roll forward of MBIA Corp.’s premiums receivable for the nine months ended September 30, 2010:

In millions
				Adjustments
Premiums Receivable as of December 31, 2009	Accounting Transition Adjustment(1)	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of September 30, 2010	Reinsurance Premiums Payable as of September 30, 2010
$2,021	$(150)	$(189)	$12	$(25)	$37	$(25)	$1,681	$402

(1) - Reflects the adoption of the accounting principles for the consolidation of variable interest entities.

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
December 31, 2010	$69

Twelve months ended:
December 31, 2011	221
December 31, 2012	195
December 31, 2013	163
December 31, 2014	142

Five years ended:
December 31, 2019	550
December 31, 2024	344
December 31, 2029 and thereafter	463

Total	$2,147

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5: Insurance Premiums (continued)

The following table presents the expected unearned premium revenue balance and the future expected premiums earned revenue as of and for the periods presented:

		Expected Future Premium Earnings
In millions	Unearned Premium Revenue	Upfront	Installments	Accretion	Total Expected Future Premium Earnings
September 30, 2010	$3,625

Three months ended:
December 31, 2010	3,527	46	52	12	110

Twelve months ended:
December 31, 2011	3,155	177	195	43	415
December 31, 2012	2,824	165	166	40	371
December 31, 2013	2,534	153	137	37	327
December 31, 2014	2,271	143	120	34	297

Five years ended:
December 31, 2019	1,262	556	453	130	1,139
December 31, 2024	647	341	274	81	696
December 31, 2029 and thereafter	-	331	316	85	732

Total		$1,912	$1,713	$462	$4,087

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of September 30, 2010 and December 31, 2009:

	As of September 30, 2010		As of December 31, 2009
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale and investments held at fair value	$2,481	$2,481	$2,187	$2,187
Other investments	10	10	10	10
Cash and cash equivalents	700	700	594	594
Secured loan	1,100	686	1,600	780
Receivable for investments sold	98	98	3	3
Derivative assets	10	10	776	776
Assets of consolidated VIEs:
Cash	514	514	-	-
Investments held-to-maturity	2,840	2,529	1,174	1,120
Fixed maturity securities at fair value	5,330	5,330	-	-
Fixed-maturity securities held as available-for-sale and held as trading	-	-	518	518
Loans receivable	1,943	1,943	482	482
Loan repurchase commitments	794	794	-	-
Derivative assets	526	526	-	-
Liabilities:
Long-term debt	953	425	1,229	711
Payable for investments purchased	89	89	14	14
Derivative liabilities	5,572	5,572	4,582	4,582
Liabilities of consolidated VIEs:
Variable interest entity notes	9,307	9,029	1,770	1,662
Derivative liabilities	1,755	1,755	-	-
Financial Guarantees:
Gross	4,561	5,207	5,753	4,777
Ceded	2,326	1,603	2,674	2,848

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-for-sale, and Investments Held at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are liquid and generally have quoted market prices. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

Foreign governments—The fair value of foreign government obligations is generally based on quoted prices in active markets and, as such, these bonds are classified in Level 1 of the fair value hierarchy. When quoted prices are not available, fair value is determined based on a valuation model that has inputs as interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the bond in terms of issuer, maturity and seniority. These bonds are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—The fair value of corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations may be classified as Level 1 if quoted prices in an active market are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities (“MBSs”) and ABSs are valued based on recently executed prices. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. In the absence of market prices, MBSs and ABSs are valued as a function of cash flow models with observable market-based inputs (e.g., yield curves, spreads, prepayments and volatilities). MBSs and ABSs are categorized in Level 3 if significant inputs are unobservable, otherwise they are categorized in Level 2 of the fair value hierarchy.

State and municipal bonds—The fair value of state and municipal bonds is estimated using recently executed transactions, market price quotations and pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. These bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Investments Held-To-Maturity

The fair value of investments held-to-maturity is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When observable price quotations are not available, fair value is determined based on internal cash flow models with yield curves and bond spreads of comparable entities as key inputs.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities (including exchange-traded closed-end funds). Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1, Level 2 or Level 3 of the fair value hierarchy.

Other investments also include premium tax credit investments that are carried at amortized cost. The carrying value of these investments approximates fair value.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values as they are short-term in nature.

Secured Loan

The fair value of the secured loan is determined based on the underlying securities received and are categorized in Level 2 or Level 3 of the fair value hierarchy. The underlying securities received are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

Loans Receivable at Fair Value

Loans receivable at fair value comprise loans held by consolidated VIEs and consist of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair value measurements of residential mortgage loans are based on market prices for MBSs with similar characteristics and adjusted for the estimated fair value of associated financial guarantee obligation provided by MBIA Corp. Commercial mortgage loans and other whole business loans are based on prices similar of collateralized mortgage-backed securities.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

Loan Repurchase Commitments

Loan repurchase commitments represent obligations from the sellers/servicers of mortgages to MBIA Corp. residential mortgage-backed trusts consolidated under the amended accounting principles for the consolidation of VIEs. This asset represents the rights of the trusts consolidated by MBIA Corp. against the sellers/servicers representations that the residential mortgages contained within the trust comply with stated underwriting guidelines and warrant that the sellers/servicers will cure, replace, or repurchase mortgages that do not comply. Fair value measurement of loan repurchase commitments represents the amounts owed to the trusts from the sellers/servicers. Loan repurchase commitments are not traded securities and no identical or comparable market transaction information is observable or available. Discounted cash flow techniques are used to measure fair value based on availability of inputs relevant to the loan repurchase commitments:

•	estimates of future cash flows for the asset;

•	expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows;

•	time value of money, represented by the rate on risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Refer to the discussion of “RMBS Recoveries” within “Note 10: Loss and Loss Adjustment Expense Reserves” for a further description of how these estimates of future cash flows for the assets are determined, as well as the additional risk margins and discounts applied.

Variable Interest Entity Notes

The fair value of VIE notes is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When the valuation is based on prices of comparable securities, the fair value of the comparable securities are adjusted for factors unique to the security, including any credit support provided on the security. When observable price quotations are not available, fair value is determined based on internal cash flow models of the underlying collateral with yield curves and bond spreads of comparable entities as key inputs.

Long-term Debt

Long-term debt consists of surplus notes. The fair value of the surplus notes is estimated based on quoted market prices for the same or similar securities.

Derivative Liabilities

The derivative contracts that MBIA Corp. insures cannot be legally traded and generally do not have observable market prices. In the cases with no active price quote, MBIA Corp. uses a combination of internal and third-party models to estimate the fair value of these contracts. Most insured CDSs are valued using an enhanced Binomial Expansion Technique (“BET”) model (originally developed by Moody’s Investors Service, Inc. (“Moody’s”)). Significant inputs include collateral spreads, diversity scores and recovery rates. For a limited number of other insured derivatives, MBIA Corp. uses industry standard models as well as proprietary models such as Black-Scholes option models and dual-default models, depending on the type and structure of the contract. The valuation of these derivatives includes the impact of MBIA Corp.’s credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as a significant percentage of their value is derived from unobservable inputs. For insured swaps (other than CDSs), MBIA Corp. uses internally and vendor developed models with market-based inputs (e.g., interest rate, foreign exchange rate and spreads), and are classified as Level 2 within the fair value hierarchy.

Insured Derivatives

In most cases, MBIA Corp.’s insured credit derivatives are measured at fair value as they do not qualify for the financial guarantee scope exception. The derivative contracts that MBIA Corp. insures cannot be legally traded and generally do not have observable market prices. In the cases with no active price quote, MBIA Corp. uses a combination of internal and third-party models to estimate the fair value of these contracts. Most insured CDSs are valued using an enhanced BET. In 2009, MBIA Corp. changed from the BET model to an internally developed model referred to as the Direct Price model to estimate the fair value of most of its insured multi-sector CDOs. Significant inputs to this model include collateral prices and interest rates. For a limited number of other insured derivatives, MBIA Corp. uses industry standard models as well as proprietary models such as Black-Scholes option models and dual-default models, depending on the type and structure of the contract. The valuation of these derivatives includes the impact of its own credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as a significant percentage of their value

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

is derived from unobservable inputs. For insured swaps (other than CDSs), MBIA Corp. uses internally and vendor developed models with market-based inputs (e.g., interest rate, foreign exchange rate and spreads), and are classified as Level 2 within the fair value hierarchy. The fair values of insured derivatives recorded on MBIA Corp.’s balance sheet are principally related to MBIA Corp.’s insured credit derivatives exposure.

Description of MBIA Corp.’s Insured Credit Derivatives

As of September 30, 2010, MBIA Corp. had $118.4 billion of net par outstanding on insured derivatives. The majority of MBIA Corp.’s derivatives are “credit derivatives” that reference structured pools of cash securities and CDS. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives was cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, commercial real estate (“CRE”) loans, and CDO securities. As of September 30, 2010, the net par outstanding on MBIA Corp.’s insured credit derivatives totaled $114.3 billion. The remaining $4.1 billion of net par outstanding on insured derivatives as of September 30, 2010 primarily related to insured “interest” rate and “inflation-linked” swaps for which MBIA Corp. has insured counterparty credit risk.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s net par outstanding and maximum payment obligation under these contracts as of September 30, 2010 was $82.6 billion. The underlying referenced collateral for contracts executed in this manner largely consist of investment grade corporate debt, structured CMBS pools and, to a lesser extent, corporate and multi-sector CDOs (in CDO-squared transactions). MBIA Corp.’s multi-sector and CDO-squared transactions contain substantial RMBS-related collateral. As of September 30, 2010, MBIA Corp. also had $32.7 billion net par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

MBIA Corp. does not trade its insured derivatives, nor do identical or comparable contracts trade in market transactions. In determining fair value, MBIA Corp.’s valuation approach uses observable market prices if available and reliable. Market prices are generally available for traded securities and market standard CDS contracts. Market prices are generally not available or observable for highly customized CDS transactions. Most of the derivative contracts MBIA Corp. insures are the latter as they are non-traded structured credit derivative transactions. In contrast, typical market CDSs are standardized, liquid instruments that reference tradable securities such as corporate bonds that themselves have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the underlying reference obligation, can be settled in cash.

MBIA Corp.’s insured CDS contracts do not contain typical CDS market standard features as they have been designed to replicate MBIA Corp.’s financial guarantee insurance policies. At inception of the transactions, MBIA Corp.’s insured CDS contracts provided protection on pools of securities or CDSs with either a stated deductible or subordination beneath the MBIA Corp. insured tranche. MBIA Corp. is not required to post collateral in any circumstances. Payment by MBIA Corp. under an insured CDS is due after the aggregate amount of losses on the underlying reference obligations, based on actual losses as determined pursuant to the settlement procedure in each transaction, exceed the deductible or subordination in the transaction. Once such losses exceed the deductible or the subordination, the transactions are structured with the intention that MBIA Corp. is generally obligated to pay the losses, net of recoveries, if any, on any subsequent reference obligations that default. Some contracts also provide for further deferrals of payment at MBIA Corp.’s option. In the event of MBIA Corp.’s failure to pay an amount due under the insured CDS or the bankruptcy of MBIA Corp., the counterparty may terminate the insured CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s CDS and typical market standard contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, generally cannot be accelerated by the counterparty in the ordinary course of business but only upon the occurrence of certain events including the failure to pay an amount due under the CDS or the bankruptcy of the financial guarantee insurer of the CDS, MBIA Corp. or MBIA UK. Similar to MBIA Corp.’s financial guarantee insurance, all insured CDS policies are unconditional and irrevocable obligations and are not transferable unless the transferees are also licensed to write financial guarantee insurance policies. Since insured CDS contracts are accounted for as derivatives under relevant accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

Valuation Models Used

Approximately 67% of the balance sheet fair value of insured credit derivatives as of September 30, 2010 is valued using the BET model, which is a probabilistic approach to calculating expected loss on MBIA Corp.’s exposure based on market variables for underlying referenced collateral. During the third quarter of 2009, MBIA Corp. changed the model it used to estimate the fair value of

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

most of its insured multi-sector CDOs. Beginning with the third quarter of 2009, MBIA Corp. valued these transactions using an internally-developed valuation model, referred to as the Direct Price Model. Approximately 33% of the balance sheet fair value of insured credit derivatives as of September 30, 2010 was valued using the Direct Price Model.

Certain factors led to the development of the Direct Price Model. (1) Market spreads for RMBS and ABS CDO collateral were no longer available. RMBS and ABS CDO collateral comprised the majority of the collateral for the multi-sector CDOs that were transitioned to a new marking model. Although market prices were available for the collateral, the BET model requires a spread input and the conversion from price to spread can be subjective for securities that trade substantially below par, which was the case for most of the collateral in these transactions. (2) The BET model contemplates a multi-tranche structure and allocates potential losses to each tranche. Many of the multi-sector CDOs insured by MBIA Corp. have experienced collateral erosion to the extent that there is no market value to the subordinated tranches. As a result, this key feature of the BET model is no longer relevant. (3) The BET model requires a recovery rate assumption. This is not readily observable on all the collateral. As the market-implied probability of default of collateral has increased the recovery rate assumption has become increasingly important, which has gradually increased the relative importance in the model of internal assumptions as opposed to observable market inputs. (4) For all insured transactions that have been transitioned to a Direct Price Model, MBIA Corp. has an option to defer losses on principal to the legal final maturity, which is typically decades in the future. As a result of increased actual and market-implied future potential losses, as well as the significant widening of CDS spreads for MBIA Corp., the value of this deferral option has increased. It currently has a very significant effect on the estimated fair value of MBIA Corp.’s guarantee so it was appropriate to use a model that explicitly valued that deferral option.

A. Description of the BET Model

1. Valuation Model Overview

The BET was originally developed by Moody’s to estimate a probability distribution of losses on a diverse pool of assets. MBIA Corp. has made modifications to this technique in an effort to incorporate more market information and provide more flexibility in handling pools of dissimilar assets: (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

The BET model simulates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what they could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

BET modeling to estimate at fair value for a structured transaction includes: pool loss estimation, loss allocation to separate tranches of the capital structure and calculation of the change in value.

•	The aggregated collateral loss estimation is calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•	credit spreads of the underlying collateral. This is based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Losses are allocated to specific tranches of the transaction according to their subordination level within the capital structure.

•

For example, if the expected total collateral pool loss is 4% and the transaction has an equity tranche and three progressively more senior C, B, and A tranches with corresponding underlying subordination levels of 0%, 3%, 5% and 10%, then the 4% loss will have the greatest impact on the equity tranche. It will have a lower, but significant impact on the C tranche and a lesser impact on the B tranche. MBIA Corp. usually insures the most senior tranche with lowest exposure to collateral losses due to the underlying subordination provided by all junior tranches.

•

At any point in time, the unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

Additional structural assumptions of the model worth noting are listed below:

•	Default probability is determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Defaults are modeled spaced out evenly over time.

•	Collateral is generally considered on an average basis rather than being modeled separately.

•

Correlation is modeled using a diversity score, which is calculated based on rules regarding industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of the BET model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, weighted average life, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented both by Moody’s and by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

•

The model uses market inputs with the most relevant being credit spreads for underlying referenced collateral, assumed recovery rates specific to the type and rating of referenced collateral, and the diversity score of the entire collateral pool and MBIA’s CDS and derivative recovery rate level. These are key parameters affecting the fair value of the transaction and all inputs are market-based whenever available and reliable.

The primary weaknesses of the BET model are:

•

There is no market in which to test and verify the fair values generated by this model, and as of September 30, 2010, some of the model inputs were also either unobservable or derived from illiquid markets, adversely impacting their reliability.

•

The BET model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the calculation of spreads from price to spread can be subjective.

•

Results may be affected by averaging of spreads and use of a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlation assumptions.

3. BET Model Inputs

Specific detail regarding these model inputs are listed below:

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads, including in some cases, assumed relationships between the two spreads. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, Standard & Poor’s Financial Services LLC (“S&P”) or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, average those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating buckets and each bucket is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven partly by an assessment of the credit quality of the referenced security, there are factors which create significant differences, such as CDS spreads can be driven by speculative activity since the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

•	Actual collateral-specific credit spreads. If up-to-date and reliable market-based spreads are available, they are used.

•	Sector-specific spreads (JP Morgan and Bank of America Securities-Merrill Lynch (“BAS-ML”) spread tables by asset class and rating).

•	Corporate spreads (Bloomberg and Risk Metrics spread tables based on rating).

•

Benchmark from most relevant spread source (for example, if no specific spreads are available and corporate spreads are not directly relevant, an assumed relationship is used between corporate spreads or sector-specific spreads and collateral spreads). Benchmarking can also be based on a combination of market spread data and fundamental credit assumptions.

For example, if current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate cash spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. An example is tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of September 30, 2010, sector-specific spreads were used in 10% of the transactions valued using the BET model. Corporate spreads were used in 33% of the transactions and spreads benchmarked from the most relevant spread source were used for 57% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy. For example, for some transactions MBIA Corp. used actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No Level 1 spreads are based on WARF, all Level 2 and 3 spreads are based on WARF and some Level 4 spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spread was used for 85% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the hierarchy, but MBIA Corp. sometimes moves to lower priority inputs because of discontinued data sources or because MBIA Corp. considers higher priority inputs no longer representative of market spreads.

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

b. Diversity Scores

The diversity score is a measure to estimate the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. For example, if a portfolio of 100 assets had a diversity score of 50, this means that the 100 correlated assets are assumed to have the same loss distribution as 50 uncorrelated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data. In 2009, MBIA Corp. lowered recovery rates for CMBS collateral, and certain RMBS, ABS and collateralized loan obligation (“CLO”) collateral.

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

Current Commercial Mortgage-Backed Index Input Adjustment

Approximately $44.4 billion gross par of MBIA Corp.’s insured derivative transactions as of September 30, 2010 include substantial amounts of CMBS and commercial mortgage collateral. Since commercial mortgage-backed index (“CMBX”) is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. To do this, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. As of September 30, 2010 the highest priced triple-A CMBX index was series 1 and its price was $94.90 corresponding to an illiquidity premium of 5.1%. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. The market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate of duration. The illiquidity premium was also converted to a spread using the same approach and the CMBX spread was calculated as the sum of those two numbers.

e. Other Input Adjustments

During the third quarter of 2009, MBIA Corp. modified its inputs for RMBS collateral in insured CDO-squared transactions because an appropriate source was no longer available for RMBS collateral spreads. Previously, spread levels were provided by securities firms; however, these firms no longer provide this information. As a result, MBIA Corp. assumed that all RMBS collateral defaulted and there was a recovery based on the current recovery rate assumption.

f. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s CDS spreads as of September 30, 2010. Prior to the second quarter of 2009, MBIA Corp. used the 5-year CDS spread to calculate nonperformance risk. This assumption was compatible with the average life of the CDS portfolio, which was approximately 5 years. In the second quarter of 2009, MBIA Corp. refined this approach to include a full term structure for CDS spreads. Under the refined approach, the CDS spreads assigned to each deal are based on the weighted average life of the deal.

In the fourth quarter of 2009, MBIA Corp. enhanced the calculation of nonperformance risk for certain multi-sector and corporate CDOs. MBIA Corp. previously used the weighted average life of the overall transaction to calculate nonperformance risk. For the transactions affected, the timing of potential modeled loss varies significantly by the type of collateral that generates the loss. Therefore, the nonperformance risk calculation was adjusted to reflect the potential timing of loss for each collateral type.

Beginning in the first quarter of 2009, MBIA Corp. limited the impact of its CDS spreads so that the derivative liability, after giving effect to nonperformance risk, could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs, as previously discussed. There are three steps in the model. First, market prices are obtained or estimated for all collateral within a transaction. Second, the present value of the market-implied potential losses is calculated for the transaction, assuming that MBIA Corp. defers all principal losses to the legal final maturity. This is determined by the contractual terms of each agreement and interest rates. Third, the impact of nonperformance risk is calculated.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

•

The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

•	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

•

The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

3. Model Inputs

•	Collateral prices

MBIA Corp. was able to obtain broker quotes for the majority of the collateral. For any collateral not directly priced, a matrix pricing grid was used based on security type and rating. For each security that was not directly priced, an average was used based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated, assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculated potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of September 30, 2010, MBIA Corp.’s net insured derivative liability of $5.6 billion comprised the fair values of insured derivatives included in “Derivative assets” and “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets of $10 million and $5.6 billion, respectively, based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax net insured derivative liability which is $15.9 billion and $14.8 billion lower than the net liability that would have been estimated if MBIA Corp. did not include nonperformance risk in its valuation as of September 30, 2010 and December 31, 2009, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions would be considered, as would negotiated settlements of existing transactions. This data has been scarce or non-existent in recent periods, but MBIA Corp. did negotiate settlements of three insured CDS transactions in July 2010. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions as well as a review of internal consistency with its methodology.

MBIA Corp. believes that it is important to apply its valuation techniques consistently. However, MBIA Corp. may consider making changes in the valuation technique if the change results in a measurement that is equally or more representative of fair value under current circumstances.

Financial Guarantees

Gross Financial Guarantees—MBIA Corp. estimates the fair value of its gross financial guarantee liability using a discounted cash flow model with significant inputs that include (i) an assumption of expected loss on financial guarantee policies for which case basis reserves have not been established, (ii) the amount of loss expected on financial guarantee policies for which case basis reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) the discount rate. The MBIA Corp. CDS spread and recovery rate are used as the discount rate for MBIA Corp. The discount rates incorporate the nonperformance risk of MBIA Corp. As MBIA Corp.’s gross financial guarantee liability represents its obligation to pay claims under its insurance policies, MBIA Corp.’s calculation of fair value does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantee liability consists of deferred premium revenue and loss and Loss Adjustment Expense (“LAE”) reserves as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—MBIA Corp. estimates the fair value of its ceded financial guarantee liability by calculating the portion of the gross financial guarantee liability that has been ceded to reinsurers. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

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Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of September 30, 2010 and December 31, 2009:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$364	$24	$-	$388
Foreign governments	440	58	19	517
Corporate obligations	-	592	3	595
Mortgage-backed securities:
Residential mortgage-backed agency	-	123	-	123
Residential mortgage-backed non-agency	-	92	-	92
Commercial mortgage-backed	-	98	-	98
Asset-backed securities:
Collateralized debt obligations	-	-	11	11
Other asset-backed	-	17	78	95

Total	804	1,004	111	1,919
State and municipal bonds:
Tax-exempt bonds	-	65	36	101
Taxable bonds	-	19	-	19

Total state and municipal bonds	-	84	36	120
Other fixed-maturity investments:
Money market securities	442	-	-	442

Total other fixed-maturity investments	442	-	-	442

Total fixed-maturity investments	1,246	1,088	147	2,481
Other investments:
Other investments	8	1	-	9

Total other investments	8	1	-	9
Derivative assets:
Credit derivatives	-	10	-	10

Total derivative assets	-	10	-	10

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2010
Assets of consolidated VIEs:
U.S. Treasury and government agency	$3	$1	$-	$4
Corporate obligations	6	280	149	435
Mortgage-backed securities:
Residential mortgage-backed agency	-	29	-	29
Residential mortgage-backed non-agency	-	2,594	68	2,662
Commercial mortgage-backed	-	784	257	1,041
Asset-backed securities:
Collateralized debt obligations	-	491	287	778
Other asset-backed	-	260	118	378
State and municipal taxable bonds	-	3	-	3

Total fixed maturity securities held at fair value	9	4,442	879	5,330
Loans receivable	-	-	1,943	1,943
Loan repurchase commitments	-	-	794	794
Derivative assets:
Credit derivatives	-	-	516	516
Interest rate derivatives	-	10	-	10

Total derivative assets	-	10	516	526

Total assets	1,263	5,551	4,279	11,093

Liabilities:
Derivative liabilities:
Credit derivatives	-	27	5,545	5,572

Total derivative assets	-	27	5,545	5,572
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,686	4,814	6,500
Derivative liabilities:
Credit derivatives	-	-	973	973
Interest rate derivatives	-	782	-	782

Total derivative liabilities	-	782	973	1,755

Total liabilities	$-	$2,495	$11,332	$13,827

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$129	$2	$-	$131
Foreign governments	470	57	12	539
Corporate obligations	-	53	70	123
Mortgage-backed securities:
Residential mortgage-backed agency	-	4	-	4
Residential mortgage-backed non-agency	-	190	-	190
Commercial mortgage-backed	-	46	7	53
Asset-backed securities:
Collateralized debt obligations	-	-	14	14
Other asset-backed	-	321	28	349

Total	599	673	131	1,403
State and municipal bonds:
Tax-exempt bonds	-	63	50	113

Total state and municipal bonds	-	63	50	113
Other fixed-maturity investments:
Money market securities	674	-	-	674

Total other fixed-maturity investments	674	-	-	674
Other investments:
Other investments	8	-	-	8

Total other investments	8	-	-	8
Derivative assets	-	24	752	776
Assets of consolidated VIEs:
Corporate obligations	8	120	-	128
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	-	151	151
Commercial mortgage-backed	-	-	3	3
Asset-backed securities:
Collateralized debt obligations	-	-	43	43
Other asset-backed	-	-	192	192

Total assets	$1,289	$880	$1,322	$3,491

Liabilities:
Derivative liabilities	-	32	4,550	4,582

Total liabilities	$-	$32	$4,550	$4,582

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

Level 3 Analysis

Level 3 assets were $4.3 billion and $1.3 billion as of September 30, 2010 and December 31, 2009, respectively, and represented approximately 39% and 38%, respectively, of total assets measured at fair value, respectively. Level 3 liabilities were $11.3 billion and $4.6 billion as of September 30, 2010 and December 31, 2009, respectively, and represented approximately 82% and 99% of total liabilities measured at fair value, respectively.

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended September 30, 2010 and 2009:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held as of September 30, 2010
Assets:
Foreign governments	$12	$-	$-	$-	$1	$6	$-	$-	$19	$-
Corporate obligations	63	-	-	-	-	-	-	(60)	3	-
Commercial mortgage-backed	1	-	-	-	-	-	-	(1)	-	-
Collateralized debt obligations	11	-	-	-	-	-	-	-	11	-
Other asset-backed	86	-	-	(10)	-	(2)	4	-	78	-
State and municipal tax-exempt bonds	38	-	-	-	-	(2)	-	-	36	-
Assets of consolidated VIEs:
Corporate obligations	129	-	-	-	-	7	13	-	149	-
Residential mortgage-backed non-agency	49	-	-	-	-	(5)	24	-	68	-
Commercial mortgage-backed	257	-	3	-	-	(20)	17	-	257	-
Collateralized debt obligations	327	-	(53)	-	-	(21)	34	-	287	-
Other asset-backed	153	-	(19)	-	-	(6)	16	(26)	118	-
Loans receivable	2,608	-	(167)	-	42	(540)	-	-	1,943	-
Loan repurchase commitments	792	-	-	-	-	2	-	-	794	-

Total assets	$4,526	$-	$(236)	$(10)	$43	$(581)	$108	$(87)	$3,763	$-

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of September 30, 2010
Liabilities:
Credit derivative, net	$4,484	$(552)	$1,061	$-	$-	$552	$-	$-	$5,545	$546
Currency derivative, net	5	-	(5)	-	-	-	-	-	-	-
Liabilities of consolidated VIEs:
VIE notes	5,074	-	235	-	45	(540)	-	-	4,814	-
Derivative contracts, net	267	-	35	-	-	155	-	-	457	35

Total liabilities	$9,830	$(552)	$1,326	$-	$45	$167	$-	$-	$10,816	$581

(1) - Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2009

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held as of September 30, 2009
Assets:
Foreign governments	$70	$-	$-	$-	$1	$1	$-	$72	$-
Corporate obligations	83	-	-	25	-	(27)	-	81	-
Residential mortgage-backed non-agency	1	-	-	-	-	-	(1)	-	-
Commercial mortgage-backed	5	-	-	1	-	-	-	6	-
Other asset-backed	60	-	-	-	-	50	(23)	87	-
State and municipal tax-exempt bonds	74	-	-	-	-	(10)	-	64	-
Assets of consolidated VIEs:
Residential mortgage-backed non-agency	134	-	-	20	-	-	-	154	-
Commercial mortgage-backed	3	-	-	1	-	-	-	4	-
Collateralized debt obligations	30	-	-	9	-	-	-	39	-
Other asset-backed	172	-	-	21	-	-	-	193	-

Total assets	$632	$-	$-	$77	$1	$14	$(24)	$700	$-

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of September 30, 2009
Liabilities:
Derivatives, net	$3,416	$-	$869	$-	$-	$(60)	$-	$4,225	$869

Total liabilities	$3,416	$-	$869	$-	$-	$(60)	$-	$4,225	$869

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $108 million and $87 million, respectively, for the three months ended September 30, 2010. Transfers into and out of Level 2 were $87 million and $108 million, respectively, for the three months ended September 30, 2010. Transfers into Level 3 were principally for collateralized debt obligations and residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for corporate obligations and other asset-backed securities. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the three months ended September 30, 2010, the net unrealized gain related to the transfers into Level 3 was $55 thousand the net unrealized loss related to the transfers out of Level 3 was $3 million.

Transfers into and out of Level 3 were $0 and $24 million, respectively, for the three months ended September 30, 2009. Transfers out of Level 3 were principally for other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the quarter. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the three months ended September 30, 2009, the net unrealized loss related to the transfers into Level 3 was $0 and the net unrealized loss related to the transfers out of Level 3 was $19 thousand.

All fair value hierarchy designations are made at the end of each accounting period.

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2010 and 2009:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2010

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held as of September 30, 2010
Assets:
Foreign governments	$12	$-	$-	$-	$1	$6	$-	$-	$19	$-
Corporate obligations	70	(1)	-	6	(2)	9	-	(79)	3	-
Commercial mortgage-backed	-	-	-	-	-	1	-	(1)	-	-
Collateralized debt obligations	-	-	-	-	-	11	-	-	11	-
Other asset-backed	129	-	-	(52)	-	(5)	12	(6)	78	-
State and municipal tax-exempt bonds	50	-	-	1	-	(15)	-	-	36	-
Assets of consolidated VIEs:
Corporate obligations	-	-	76	-	-	68	13	(8)	149	-
Residential mortgage-backed non-agency	151	-	(253)	-	-	(93)	297	(34)	68	-
Commercial mortgage-backed	3	-	221	-	-	74	18	(59)	257	-
Collateralized debt obligations	56	-	(80)	-	-	249	74	(12)	287	-
Other asset-backed	98	-	(11)	-	-	42	18	(29)	118	-
Loans receivable	-	-	28	-	21	1,894	-	-	1,943	-
Loan repurchase commitments	-	-	-	-	-	794	-	-	794	-

Total assets	$569	$(1)	$(19)	$(45)	$20	$3,035	$432	$(228)	$3,763	$-

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of September 30, 2010
Liabilities:
Credit derivative, net	$3,798	$(399)	$1,747	$-	$-	$399	$-	$-	$5,545	$1,249
Liabilities of consolidated VIEs:
VIE notes	-	-	367	-	39	4,408	-	-	4,814	-
Derivative contracts, net	-	-	(6)	-	-	463	-	-	457	(6)

Total liabilities	$3,798	$(399)	$2,108	$-	$39	$5,270	$-	$-	$10,816	$1,243

(1) - Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2009

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held as of September 30, 2009
Assets:
Foreign governments	$104	$-	$-	$(1)	$(1)	$(17)	$(13)	$72	$-
Corporate obligations	119	-	-	(8)	-	(17)	(13)	81	-
Residential mortgage-backed non-agency	16	-	-	(5)	-	9	(20)	-	-
Commercial mortgage-backed	5	-	-	2	-	-	-	7	-
Other asset-backed	35	(9)	-	16	-	67	(23)	86	-
State and municipal tax-exempt bonds	49	-	-	(1)	-	16	-	64	-
Assets of consolidated VIEs:
Residential mortgage-backed non-agency	213	-	-	(59)	-	-	-	154	-
Commercial mortgage-backed	-	-	-	3	-	-	-	3	-
Collateralized debt obligations	51	-	-	(12)	-	-	-	39	-
Other asset-backed	368	-	-	(174)	-	-	-	194

Total assets	$960	$(9)	$-	$(239)	$(1)	$58	$(69)	$700	$-

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of September 30, 2009
Liabilities:
Derivatives, net	$5,468	$(31)	$(1,162)	$-	$-	$(30)	$(20)	$4,225	$(922)

Total liabilities	$5,468	$(31)	$(1,162)	$-	$-	$(30)	$(20)	$4,225	$(922)

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $432 million and $228 million, respectively, for the nine months ended September 30, 2010. Transfers into and out of Level 2 were $228 million and $432 million, respectively, for the nine months ended September 30, 2010. Transfers into Level 3 were principally for collateralized debt obligations and residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for residential mortgage-backed non-agency CDOs and other asset backed securities. These Level 2 inputs included spreads, prepayment speeds, default speeds, defaulted severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the nine months ended September 30, 2010, the net unrealized loss related to the transfers into Level 3 was $75 thousand and the net unrealized loss related to the transfers out of Level 3 was $3 million.

Transfers into and out of Level 3 were $43 million and $132 million, respectively, for the nine months ended September 30, 2009. These transfers were principally for available-for-sale securities where inputs, which are significant to their valuation, became unobservable or observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. Non-agency residential mortgage-backed, other asset-backed securities, foreign governments, corporate obligations and net derivative contracts comprised the majority of the transferred instruments. For the nine months ended September 30, 2009, the net unrealized loss related to the transfers into Level 3 was $0.1 million and the net unrealized gain related to the transfers out of Level 3 was $24 million.

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the three months ended September 30, 2010 and 2009 are reported on the consolidated statements of operations as follows:

	September 30, 2010
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(1,061)	$552	$5	$-	$(35)

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2010	$(546)	$-	$-	$-	$(35)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

	September 30, 2009
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(869)	$-	$-	$-	$-

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2009	$(869)	$-	$-	$-	$-

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the nine months ended September 30, 2010 and 2009 are reported on the consolidated statements of operations as follows:

	September 30, 2010
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(1,747)	$399	$(1)	$-	$6

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2010	$(1,249)	$-	$-	$-	$6

	September 30, 2009
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,162	$22	$-	$-	$-

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2009	$922	$-	$-	$-	$-

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs. Refer to “Note 3: Recent Accounting Pronouncements” for a description of the adoption and election of the aforementioned accounting guidance.

The following table presents the changes in fair value included in the MBIA Corp.’s consolidated income statement for the three and nine months ended September 30, 2010, for all financial instruments for which the fair value option was elected:

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Fair Value Measurements (continued)

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
In millions	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value
Fixed-maturity securities held at fair value	$89	$-	$89	$335	$21	$356
Loans receivable at fair value:
Residential mortgage loans	(164)	-	(164)	204	220	424
Other loans	38	-	38	56	-	56
Loan repurchase commitments	2	-	2	296	63	359
Other assets	(1)	-	(1)	(3)	159	156
Long-term debt	123	-	123	(302)	(333)	(635)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of September 30, 2010, for loans and long-term debt for which the fair value option has been elected.

	As of September 30, 2010
In millions	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$3,211	$1,691	$1,520
Residential mortgage loans (90 days or more past due)	154	-	154
Other loans	451	176	275
Other loans (90 days or more past due)	194	76	118

Total loans receivable at fair value	$4,010	$1,943	$2,067

Long-term debt	$24,803	$6,500	$18,303

Substantially all gains and losses on the loans receivable and the long-term debt included in earnings during the period are attributable to changes in credit risk. This is primarily due to the high rate of defaults on loans in the investment portfolio as well as the collateral backing the long-term debt resulting in depressed pricing of the financial instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments primarily comprise equity investments, including those accounted for under the equity method in accordance with the equity method for investments in common stock and highly rated perpetual securities that bear interest and are callable by the issuer. The following tables present the amortized cost, fair value and other-than-temporary impairments of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of September 30, 2010 and December 31, 2009:

	September 30, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$377	$11	$-	$388	$-
Foreign governments	492	25	-	517	-
Corporate obligations	594	7	(6)	595	-
Mortgage-backed securities:
Residential mortgage-backed agency	123	1	(1)	123	-
Residential mortgage-backed non-agency	68	25	(1)	92	-
Commercial mortgage-backed	82	16	-	98	-
Asset-backed securities:
Collateralized debt obligations	11	-	-	11	-
Other asset-backed	143	1	(51)	93	-

Total	1,890	86	(59)	1,917	-
State and municipal bonds:
Tax-exempt bonds	96	5	-	101	-
Taxable bonds	17	2	-	19	-

Total state and municipal bonds	113	7	-	120	-

Total fixed-maturity investments	2,003	93	(59)	2,037	-
Other investments:
Other investments	8	1	-	9	-
Money market securities	442	-	-	442	-

Total other investments	450	1	-	451	-

Total available-for-sale investments	$2,453	$94	$(59)	$2,488	$-

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2009
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$132	$1	$(1)	$132	$-
Foreign governments	517	22	-	539	-
Corporate obligations	133	3	(13)	123	-
Mortgage-backed securities:
Residential mortgage-backed agency	4	-	-	4	-
Residential mortgage-backed non-agency	170	36	(16)	190	-
Commercial mortgage-backed	55	1	(3)	53	-
Asset-backed securities:
Collateralized debt obligations	14	-	-	14	-
Other asset-backed	339	10	(3)	346	-

Total	1,364	73	(36)	1,401	-
State and municipal bonds:
Tax-exempt bonds	111	3	(2)	112	-

Total state and municipal bonds	111	3	(2)	112	-

Total fixed-maturity investments	1,475	76	(38)	1,513	-
Other investments:
Other investments	8	-	-	8	-
Money market securities	674	-	-	674	-

Total other investments	682	-	-	682	-
Assets of consolidated VIEs:
Mortgage-backed securities:
Residential mortgage-backed non-agency	191	-	(40)	151	(69)
Commercial mortgage-backed	4	-	(1)	3	(1)
Asset-backed securities:
Collateralized debt obligations	53	-	(11)	42	(15)
Other asset-backed	279	-	(85)	194	(86)

Total assets of consolidated VIEs	527	-	(137)	390	(171)

Total available-for-sale investments	$2,684	$76	$(175)	$2,585	$(171)

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

Fixed-maturity investments carried at fair value of $9 million and $8 million as of September 30, 2010 and December 31, 2009, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of September 30, 2010. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

In millions	Amortized Cost	Fair Value
Due in one year or less	$487	$490
Due after one year through five years	560	583
Due after five years through ten years	358	374
Due after ten years through fifteen years	87	86
Due after fifteen years	84	87
Mortgage-backed	273	313
Asset-backed	154	104

Total fixed-maturity investments	$2,003	$2,037

Investments that are held-to-maturity are reported on MBIA Corp.’s consolidated balance sheets at amortized cost. These investments, which relate to MBIA Corp.’s consolidated VIEs, consist of floating and fixed rate securities. As of September 30, 2010, the amortized cost and fair value of held-to-maturity investments totaled $2.8 billion and $2.5 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $311 million. As of December 31, 2009, the amortized cost and fair value of held-to-maturity investments totaled $1.2 billion and $1.1 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $54 million as of December 31, 2009. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost as of September 30, 2010:

			Consolidated VIEs
In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$-	$-
Due after one year through five years	1	1	-	-
Due after five years through ten years	1	1	-	-
Due after ten years through fifteen years	-	-	-	-
Due after fifteen years	-	-	2,840	2,529
Mortgage-backed	-	-	-	-
Asset-backed	-	-	-	-

Total held-to-maturity investments(1)	$2	$2	$2,840	$2,529

(1) - Includes $2 million related to tax credit investments reported in “Other investments” on the balance sheet.

As of September 30, 2010 MBIA Corp. recorded net unrealized gains of $35 million and net unrealized losses of $99 million as of December 31, 2009, on available-for-sale fixed-maturity and other investments, which included $59 million and $175 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of September 30, 2010 and December 31, 2009 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	September 30, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$35	$-	$-	$-	$35	$-
Foreign governments	25	-	-	-	25	-
Corporate obligations	122	-	68	(6)	190	(6)
Mortgage-backed securities:
Residential mortgage-backed agency	70	-	-	(1)	70	(1)
Residential mortgage-backed non-agency	8	(1)	8	-	16	(1)
Commercial mortgage-backed	2	-	-	-	2	-
Asset-backed securities:
Collateralized debt obligations	2	-	-	-	2	-
Other asset-backed	62	(50)	11	(1)	73	(51)

Total	326	(51)	87	(8)	413	(59)
State and municipal bonds:
Tax-exempt bonds	6	-	27	-	33	-

Total state and municipal bonds	6	-	27	-	33	-

Total	$332	$(51)	$114	$(8)	$446	$(59)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$29	$(1)	$-	$-	$29	$(1)
Foreign governments	1	-	37	-	38	-
Corporate obligations	68	(11)	20	(2)	88	(13)
Mortgage-backed securities:
Residential mortgage-backed non-agency	61	(11)	26	(5)	87	(16)
Commercial mortgage-backed	16	(1)	7	(2)	23	(3)
Asset-backed securities:
Other asset-backed	69	(2)	10	(1)	79	(3)

Total	244	(26)	100	(10)	344	(36)
State and municipal bonds:
Tax-exempt bonds	21	(1)	29	(1)	50	(2)

Total state and municipal bonds	21	(1)	29	(1)	50	(2)
Assets of consolidated VIEs:
Mortgage-backed securities:
Residential mortgage-backed non-agency	151	(40)	-	-	151	(40)
Commercial mortgage-backed	3	(1)	-	-	3	(1)
Asset-backed securities:
Collateralized debt obligations	42	(11)	-	-	42	(11)
Other asset-backed	193	(85)	-	-	193	(85)

Total assets of consolidated VIEs	389	(137)	-	-	389	(137)

Total	$654	$(164)	$129	$(11)	$783	$(175)

The following table presents the gross unrealized losses of held-to-maturity investments as of September 30, 2010 and December 31, 2009. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s consolidated balance sheets. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	September 30, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed	$1,517	$(224)	$1,013	$(87)	$2,530	$(311)

Total	$1,517	$(224)	$1,013	$(87)	$2,530	$(311)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed	$1,046	$(54)	$-	$-	$1,046	$(54)

Total	$1,046	$(54)	$-	$-	$1,046	$(54)

As of September 30, 2010 and December 31, 2009, MBIA Corp.’s available-for-sale fixed-maturity, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $370 million and $229 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of September 30, 2010 and December 31, 2009 was 26 years and 24 years, respectively. As of September 30, 2010, there were 44 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $95 million. Within the 44 securities, the book value of 31 securities exceeded market value by more than 5%. As of December 31, 2009, there were 53 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $12 million. Within the 53 securities, the book value of 32 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of September 30, 2010 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Refer to “Note 8: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 8: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2010	2009	2010	2009
Gross investment income:
Fixed-maturity	$25	$35	$65	$137
Held-to-maturity	-	-	-	1
Short-term investments	1	-	3	7
Other investments	7	14	23	51
Consolidated VIEs	11	17	32	63

Gross investment income	44	66	123	259
Investment expenses	3	2	7	5

Net investment income	41	64	116	254
Realized gains and losses:
Fixed-maturity:
Gains	2	14	7	38
Losses	-	(10)	(1)	(16)

Net	2	4	6	22
Other investments:
Gains	-	-	-	2
Losses	-	-	-	(2)

Net	-	-	-	-
Consolidated VIEs:
Gains	-	11	-	11
Losses	-	(91)	-	(132)

Net	-	(80)	-	(121)
Total net realized gains (losses)(1)	2	(76)	6	(99)

Total investment income	$43	$(12)	$122	$155

(1) - These balances are included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” and “Net investment losses related to other-than-temporary impairments” line items on MBIA Corp.’s consolidated statements of operations.

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2010 and 2009.

For the nine months ended September 30, 2009, net realized losses from consolidated VIEs of $121 million resulted from other-than-temporary impairments of residential mortgage-backed and asset-backed securities of $91 million and a loan receivable of $41 million offset by gains on trading securities of $11 million. For the three months ended September 30, 2009, net realized losses from consolidated VIEs of $80 million resulted from other-than-temporary impairments of residential mortgage-backed and asset-backed securities of $50 million and a loan receivable of $41 million offset by gains from trading securities of $11 million.

The portion of certain other-than-temporary impairment losses on fixed-maturity securities that does not represent credit losses is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 8: Investment Income and Gains and Losses (continued)

In millions	Three Months Ended September 30,		Nine Months Ended September 30,
Credit Losses Recognized in Earnings Related to Other-Than- Temporary Impairments	2010	2009	2010	2009
Beginning Balance	$-	$6	$93	$-

Accounting Transition Adjustment(1)	-	-	(93)	-
Additions for credit loss impairments recognized in the current period on securities not previously impaired	-	85	-	91

Ending Balance	$-	$91	$-	$91

(1) - Reflects the adoption of the accounting principles for the consolidation of VIEs.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	September 30, 2010	As of December 31, 2009
Fixed-maturity:
Gains	$93	$73
Losses	(59)	(175)
Foreign exchange	(22)	(78)

Net(1)	12	(180)
Other investments:
Gains	1	-
Losses	-	-

Net	1	-

Total	13	(180)
Deferred income taxes provision (benefit)	11	5

Unrealized gains (losses), net	$2	$(185)

(1) - The balance at December 31, 2009 includes $137 million of net unrealized losses from consolidated VIEs.

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments included in accumulated other comprehensive loss, consisted of:

In millions	As of September 30, 2010	As of December 31, 2009
Fixed-maturity(1)	$192	$120
Other investments	1	4

Total	193	124
Deferred income tax charged (credited)	6	69

Change in unrealized gains (losses), net	$187	$55

(1) - The nine month change as of September 30, 2010 included $134 million of net unrealized gains due to the transition adjustment for the adoption of the accounting principles for the consolidation of VIEs.

Note 9: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Fair value of derivative instruments is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability (an exit price) in an orderly transaction between market participants at the measurement date.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. has insured derivatives primarily consisting of structured pools of CDS contracts that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance and by entering into derivative transactions. This includes cessions of insured derivatives under reinsurance agreements and capital markets transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s financial statements at fair value.

Variable Interest Entities

The consolidated variable interest entities have entered into derivative transactions primarily consisting of interest rate and CDS contracts. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDS contracts are entered into to hedge credit risk or to replicate investments in cash assets.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of September 30, 2010. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA Corp.

In millions

		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	8.1 Years	$24,921	$18,499	$13,557	$15,432	$42,909	$115,318	$(5,523)
Non-insured credit default swaps-VIE	5.2 Years	-	-	-	-	1,970	1,970	(973)
Insured swaps	16.5 Years	-	454	3,256	4,607	691	9,008	(11)
All others	10.0 Years	-	-	113	-	195	308	(38)

Total notional		$24,921	$18,953	$16,926	$20,039	$45,765	$126,604

Total fair value		$(76)	$(180)	$(437)	$(544)	$(5,308)		$(6,545)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2009. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions

		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	9.1 Years	$36,417	$27,279	$37,526	$5,155	$20,114	$126,491	$(4,545)
Insured swaps	7.7 Years	-	25	323	3,289	1,445	5,082	(12)
Credit linked notes	28.3 Years	1	-	-	-	-	1	-
All others	6.5 Years	-	159	8	-	36	203	(25)

Total notional		$36,418	$27,463	$37,857	$8,444	$21,595	$131,777

Total fair value		$(186)	$(474)	$(1,182)	$(242)	$(2,498)		$(4,582)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group in conjunction with representatives from its new business and risk divisions. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $136.3 billion. This amount is net of $776 million of insured derivatives ceded under reinsurance agreements and capital market transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. The maximum potential amount of future payments (undiscounted) on insured swaps and credit linked notes sold are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pays a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Impact

As of September 30, 2010 and December 31, 2009, MBIA Corp. reported derivative assets of $536 million and $776 million, respectively, and derivative liabilities of $7.3 billion and $4.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of September 30, 2010:

In millions

	Derivative Assets			Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$115,524	Derivative assets	$-	Derivative liabilities	$(5,523)
Non-insured credit default swaps-VIE	2,688	Derivative assets-VIE	516	Derivative liabilities-VIE	(973)
Insured swaps	13,909	Derivative assets	10	Derivative liabilities	(11)
Interest rate swaps -VIE	13,342	Derivative assets-VIE	3	Derivative liabilities-VIE	(782)
All other	420	Derivative assets	-	Derivative liabilities	(38)
All other-VIE	613	Derivative assets-VIE	7	Derivative liabilities-VIE	-

Total derivatives	$146,496		$536		$(7,327)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2009:

In millions
		Derivative Assets		Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$147,153	Derivative assets	$756	Derivative liabilities	$(4,545)
Insured swaps	5,081	Derivative assets	9	Derivative liabilities	(12)
All other	429	Derivative assets	11	Derivative liabilities	(25)

Total derivatives	$152,663		$776		$(4,582)

The following table shows the effect of derivative instruments on the consolidated statement of operations for the three months ended September 30, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(1,057)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	552
Non-insured credit default swaps -VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(35)
Insured swaps	Unrealized gains (losses) on insured derivatives	2
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(57)
All other	Unrealized gains (losses) on insured derivatives	(4)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(4)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)

Total		$(605)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statement of operations for the three months ended September 30, 2009:

In millions

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(798)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(31)
All other	Unrealized gains (losses) on insured derivatives	(12)

Total		$(841)

The following table shows the effect of derivative instruments on the consolidated statement of operations for the nine months ended September 30, 2010:

In millions

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(1,734)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	454
Non-insured credit default swaps -VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	8
Insured swaps	Unrealized gains (losses) on insured derivatives	2
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(153)
All other	Unrealized gains (losses) on insured derivatives	(12)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(10)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(11)

Total		$(1,456)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statement of operations for the nine months ended September 30, 2009:

In millions

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,237
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	33
Insured swaps	Unrealized gains (losses) on insured derivatives	1
All other	Unrealized gains (losses) on insured derivatives	(15)

Total		$1,256

Note 10: Loss and Loss Adjustment Expense Reserves

For the nine months ended September 30, 2010, MBIA Corp. incurred loss and LAE of $81 million. Included in the $81 million of loss and LAE were gross losses related to actual and expected future payments of $781 million, partially offset by actual and estimated potential recoveries of $647 million and reinsurance of $53 million. With respect to insured RMBS transactions, MBIA Corp. incurred a benefit in loss and LAE of $22 million. Included in the $22 million of RMBS loss and LAE were $393 million of gross losses related to actual and expected future payments, offset by an increase in actual and estimated potential recoveries of $409 million and reinsurance of $6 million. The $409 million of RMBS insurance loss recoveries is comprised of a $313 million increase in estimates of potential recoveries resulting from ineligible mortgages included in insured second-lien residential mortgage and alternative A-paper (“Alt-A”) securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages and $96 million in recoveries of amounts expected to be paid from excess cash flows within the securitizations. Current period changes in MBIA Corp.’s estimate of potential recoveries may impact the amount recorded as an asset for insurance loss recoverable, the amount of expected recoveries on unpaid losses netted against MBIA Corp.’s gross loss and LAE reserves, or both. Of the $409 million of RMBS estimated potential recoveries, $410 million increased MBIA Corp.’s asset for insurance loss recoverable and collections received were $75 million, offset by a decrease of $76 million in recoveries netted against MBIA Corp.’s liability for gross loss and LAE reserves.

As of September 30, 2010, MBIA Corp. recognized estimated recoveries of $1.5 billion, net of reinsurance and income taxes, related to ineligible mortgage loans in its insured RMBS transactions, which is in excess of 149% of the consolidated total shareholders’ equity of MBIA Corp. A substantial majority of these estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible loans, which have been disputed by the loan sellers/servicers and are currently subject to litigation. In addition, there is a risk that the sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations. While MBIA Corp. believes that it will prevail in enforcing its contractual rights, there is uncertainty with respect to the ultimate outcome. There can be no assurance that MBIA Corp. will be successful or that it will not be delayed in realizing its estimated recoveries. Although government- sponsored market participants have been successful in putting back ineligible mortgages to sellers/servicers and other guarantee insurers situated similarly to MBIA Corp. have recorded similar expected recoveries for RMBS transaction losses, recoveries of the nature, scope and magnitude that MBIA Corp. has recorded have not yet been realized by another financial guarantee insurer. Refer to the following “RMBS Recoveries” section for additional information about MBIA Corp.’s recoveries related to ineligible mortgage loans within insured transactions.

Loss and LAE Process

MBIA Corp.’s Insured Portfolio Management Division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List—Low,” “Caution List—Medium,” “Caution List—High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List—Low,” “Caution List—Medium,” or “Caution List—High.” In the event MBIA Corp. expects to pay a claim in excess of the unearned premium revenue with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List – Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

“Caution List – High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers and have not taken conclusive remedial action, therefore IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected to exceed its unearned premium revenue. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

In establishing case basis loss reserves, MBIA Corp. calculates the present value of probability-weighted estimated loss payments, net of estimated recoveries, using a discount rate equal to the risk-free rate applicable to the currency and expected term of such net payments. Yields on U.S. Treasury offerings are used to discount loss reserves denominated in U.S. dollars, which represents the majority of the loss reserves. Similarly, yields on foreign government offerings are used to discount loss reserves denominated in currencies other than the U.S. dollar. If MBIA Corp. were to apply different discount rates, its case basis reserves may have been higher or lower than those established as of September 30, 2010. For example, a higher discount rate applied to expected payments would have decreased the amount of a case basis reserve established by MBIA Corp. and a lower rate would have increased the amount of a reserve established by MBIA Corp. Similarly, a higher discount rate applied to expected potential recoveries would have decreased the amount of a loss recoverable established by MBIA Corp. and a lower rate would have increased the amount of a loss recoverable established by MBIA Corp. However, MBIA Corp. believes that the discount rates used as of September 30, 2010 represent the most appropriate risk-free rates for present valuing its case basis loss reserves, as these rates are commonly used metrics throughout financial markets.

As of September 30, 2010, the majority of the MBIA Corp.’s case basis reserves and insurance loss recoveries were related to insured RMBS transactions, which are discussed below.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

RMBS Case Basis Reserves and Recoveries

RMBS Reserves

To determine the MBIA Corp.’s RMBS case basis reserves as of September 30, 2010, which relate to RMBS backed by home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”), MBIA Corp. uses a process called the “Roll Rate Methodology.” It is a multi-step process using a database of loan level information, a proprietary internal cash flow model and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. The loss reserve estimates are based on a probability-weighted average of the three scenarios of loan loss (base case, stress case and an additional stress case). In calculating the ultimate cumulative losses, MBIA Corp. estimates the amount of loans that will be “charged-off” in the future. A loan is “charged-off” when the servicers in the transaction have deemed the loan to be uncollectible. MBIA Corp. assumes that such a charged-off loan has a zero recovery value.

“Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off. Generally, the Roll Rates are calculated for the previous three months and averaged. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans is 100% except in the case of the additional stress case, where 97% is used. The 97% is the actual observed average Roll Rate for 90+ day delinquent loans during the past twelve months. Roll Rates for 30-59 days delinquent loans and 60-89 days delinquent loans are calculated on a transaction specific basis. The Roll Rate is applied to the amounts in the respective delinquency buckets based upon delinquencies as of August 31, 2010 to estimate future losses from loans that are delinquent as of the current reporting period.

Roll Rates for loans that are current as of August 31, 2010 (“Current Roll to Loss”) are calculated on a transaction specific basis. A proportion of loans reported current as of August 31, 2010 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. In MBIA Corp.’s base case, MBIA Corp. assumes that the Current Roll to Loss begin to decline immediately and decline over six months to 25% of their levels as of August 2010. In the stress case, the period of elevated delinquency and loss is extended by six months. In the additional stress case, MBIA Corp. assumes that the current trends in delinquencies will remain for the next 12 months, after which time they will revert to the base case. For example, as of August 31, 2010, if 10% of the loans are in the 30-59 day delinquent bucket, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (e.g., 3% will linearly reduce to 0.75% over the six months from September 2010 to March 2011). After that six-month period, MBIA Corp. further reduced the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans and an economic recovery will eventually result in loan performance reverting to historically low levels of default. In the model, MBIA Corp. assumes that all current loans that become delinquent are “charged-off” after six months of delinquency.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considered borrower draws and repayment rates. For HELOCs, the current three-month average draw rate was used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional repayment rate (“CRR”) was used to project voluntary principal repayments. The current loans generate excess spread which offsets the losses and reduces the payments. Cash flows also assumed a constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and LIBOR interest rates, minus any applicable fees). For all transactions, cash flow models considered allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. For loans that remain current (not delinquent) throughout the projection period, MBIA Corp. assumes that voluntary prepayments occur at the average rate experienced in the most recent three-month period. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above were discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, roll rates, and prepayment rates (including voluntary and involuntary). In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves quarterly accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to the case basis reserves would be approximately $300 million.

Since the third quarter of 2009, paid claims in each month have been somewhat below that projected in MBIA Corp.’s model. MBIA Corp. has not modified its expectations to reflect the lower claims. The difference between actual and projected paid claims has not been significant.

MBIA Corp. employs a similar approach to Alt-A transactions with limited exceptions. The two major exceptions are: 1) the timelines to charge-off depend on the delinquency bucket of a loan (e.g., a loan in the real estate owned (“REO”) bucket is on an average liquidated more quickly than a loan in the foreclosure bucket) and 2) MBIA Corp. does not assume a 100% loss severity for charged-off Alt-A loans. The loss severity used for projections is the three-month average of the current loss severities for loans in an Alt-A transaction.

RMBS Recoveries

Since 2008, MBIA Corp. engaged loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying RMBS transactions insured by MBIA Corp. The securitizations on which MBIA Corp. has recorded losses contain well over 500,000 individual mortgages, of which over 45,000 mortgage loans were reviewed within 32 insured issues containing first and second-lien mortgage loan securitizations. During their review, the consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that there were a high proportion of ineligible mortgages within the sample. The forensic review consultants graded the individual mortgages that were sampled into an industry standard three level grading scale, defined as i) Level 1—loans complied with specific underwriting guidelines, ii) Level 2—loans contained some deviation from underwriting guidelines but also contained sufficient mitigating factors, and iii) Level 3—loans contained material deviation from the underwriting guidelines.

The consultants further stratified the Level 3 exceptions into the following five categories based on the nature of the deviations, defined as i) Appraisal Breaches—missing appraisals, defects in the title, missing title, and related errors/omissions with regards to the appraisal process, ii) Credit Breaches—unreasonably stated income, missing income verification, debt to income ratio in excess of stated guidelines, FICO score outside of stated guidelines, and related deficiencies in the loan file or application, iii) Compliance Breaches—missing HUD-1 forms and/or, missing good faith estimates, iv) Credit and Compliance Breaches—loans which reflect both credit and compliance issues, and v) Missing Documentation Breaches—loans with missing documentation in the loan files.

As of September 30, 2010, MBIA Corp. recorded estimated recoveries of $2.2 billion for 27 of the 32 insured issues reviewed. Of the total $2.2 billion in recoveries, $1.3 billion is recorded as “Insurance loss recoverable,” $794 million is recorded as “Loan repurchase commitments,” $40 million is recorded as “Loss and loss adjustment expense reserves” as a reduction to case basis reserves on the consolidated balance sheet, and $64 million was recorded as a reduction to “Losses and loss adjustment” expense on the consolidated statement of operations. It is possible that MBIA Corp. will review loan files within additional insured issues in the future if factors indicate that material recovery rights exist. In establishing recoveries related to ineligible loans, MBIA Corp. focused on loans with credit breaches and credit and compliance breaches. MBIA Corp. believes that the sellers/servicers are contractually obligated to either cure, repurchase, or replace all loans with these file deficiencies. The results of the loan file reviews across all insured issues have indicated breach rates in these categories in excess of 80%. Breach rates were determined by dividing the number of loans that contained credit and/or credit and compliance breaches by the total number of loans reviewed for a particular transaction. In order to determine the amount of recoveries to record, MBIA Corp. estimates a distribution of possible recovery outcomes (factoring in all known uncertainties) with respect to all loans with credit or credit and compliance breaches. MBIA Corp. has a high degree of confidence about the ineligibility of files actually reviewed that show deficiencies. Prior to the fourth quarter of 2009, MBIA Corp. believed that the distribution of possible outcomes was evenly distributed around the par amount of loans reviewed that were eligible for put-back. Thus, the probability-weighted expected recovery value was equivalent to the par amount of the losses from files that were reviewed and found to have credit or credit and compliance breaches. In the fourth quarter of 2009 and subsequent, based on new information that became available, MBIA Corp. estimated that it would more likely recover substantially more than the value of files already reviewed than not. This revised assumption resulted in a total estimated recovery that was approximately $300 million higher as of September 30, 2010 than what would have been recorded had the change not been made.

In developing some of the probability-weighted recovery scenarios, MBIA Corp. extrapolated recoveries in each of the 27 insured issues for which recoveries have been recorded. Scenarios were based on the expected values of transaction-specific distributions of possible outcomes (factoring in all known uncertainties). The outcomes include: 1) recovery of amounts related to non-performing and

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

charged off loan files that MBIA Corp. has already reviewed and found to breach representations; 2) recovery of amounts related to currently performing loans and non-performing loans expected to be charged off in the future, assuming breach rates on those loans are consistent with breach rates on the population of loans MBIA Corp. has reviewed; and 3) recoveries assuming sellers/servicers repurchase all loans that were deemed to be in breach of the sellers’/servicers’ representations, regardless of whether the loans were delinquent or charged off, limited to paid claims plus the present value of projected future claim payments. Since MBIA Corp.’s put-back rights are not limited to only charged-off loans, and forensic analysis has shown loan breaches for loans that have not been charged off, MBIA Corp. believes the inclusion of these scenarios is appropriate. Probabilities are then assigned to each scenario, based on the extent of actual file reviews supporting the estimated recoveries, the risk of litigation, risk of error in determining breach rates, counterparty credit risk, the cost of litigation and potential for delay, and other sources of uncertainty. The probabilities assigned to scenarios using potential recoveries on loans that have been reviewed are higher than the probabilities assigned to scenarios using extrapolation to loans that have not been reviewed. The sum of the probabilities assigned to all scenarios is 100%. In aggregate, the probability-weighted value of recoveries estimated through extrapolation comprises slightly more than 30% of MBIA Corp.’s total recoveries related to the obligations of sellers/servicers to repurchase or replace ineligible loans. As a result of lower probability weightings assigned to the scenarios that included extrapolation, a substantial majority of the aggregate recovery estimate is driven by the results of actual loan files reviewed. The probability-weighted values of the scenarios employing extrapolation contemplate breach rate trends obtained during ongoing analysis of mortgage loan files as well as developments in existing litigation. However, there is the possibility that as MBIA Corp. continues to review loan files, the probability-weighted value of the recoveries resulting from extrapolation will increase as MBIA Corp. assigns higher probability weightings to these scenarios, and such recoveries could exceed the amount of recoveries related to actual loan files reviewed. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying transaction, which ranged from 1.05% to 2.50% depending upon the transaction’s expected average life.

MBIA Corp.’s potential recoveries are typically realized either through salvage, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. The RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, but is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy. As of September 30, 2010, the expected value of recoveries related to RMBS paid claims was $1.3 billion.

In accordance with the sellers’/servicers’ covenants, the sellers/servicers have the option to cure, repurchase, or substitute ineligible loans. An ineligible loan which qualifies for a repurchase would be removed from the trust by the seller/servicer and in exchange for the loan the seller/servicer would be required to remit to the trust the repurchase price. Generally, the repurchase price (or obligation) is defined as follows: (i) 100% of the loan balance thereof (without reduction for any amounts charged off) and (ii) unpaid accrued interest at the loan rate on the outstanding principal balance thereof from the due date to which interest was last paid by the borrower to the first day of the month following the month of purchase. The proceeds from the repurchase of an ineligible loan may differ from the amount of loss incurred by MBIA Corp. For example, transactions are typically structured to provide a greater amount of inflows from the loan pool than outflows from the notes issued. To the extent that inflows, net of defaulted loans, were adequate to cover all or a portion of the payments due on the notes issued, MBIA Corp. would only be entitled to recover the amount of loss it incurred, if any.

To date, sellers/servicers have not substituted loans which MBIA Corp. has put back. However, if a loan were to be substituted, the original loan would be removed from the trust by the seller/servicer and all proceeds associated with the original loan would belong to the seller/servicer. The seller/servicer would then be required to place a new loan into the transaction and all future payments associated with the new loan would belong to the trust. Therefore, any defaults on the original loan would be recovered upon substitution. The substitution would be expected to stabilize the performance of loans in the trust and reduce MBIA Corp.’s future claim payments. To the extent that the new loan generates cash in excess of amounts due by the trust in the current period, the excess cash will be used to reimburse MBIA Corp. for claim payments made in prior periods.

MBIA Corp. performs a credit assessment of sellers/servicers against whom MBIA Corp. has asserted breaches of contract and determined that the sellers/servicers of loans for which MBIA Corp. has recognized potential recoveries have sufficient capital and resources to honor their obligations, although expected recoveries reflect a discount based on their risk of having insufficient resources in the future. MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations.

To date, only a nominal amount of the loans for which MBIA Corp. has incurred losses and put-backs have been repurchased. The unsatisfactory resolution of these put-backs has caused MBIA Corp. to initiate litigation against four of the sellers/servicers to enforce

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $2.2 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract for failure to repurchase specific loans. While all four of the sellers/servicers of MBIA Corp.’s transactions filed motions to dismiss MBIA’s fraudulent inducement, indemnification, and certain other claims only one seller/servicer moved to dismiss MBIA Corp.’s breach of contract claims. Currently, MBIA Corp. has received three decisions with regard to the motions to dismiss MBIA Corp.’s claims. The decisions received thus far have denied the defendants’ motions to dismiss in part, allowing the cases to proceed on the surviving claims. MBIA Corp. is currently awaiting decisions with regard to one of the remaining cases. Additional information on the status of these litigations can be found within “Note 12: Commitments and Contingencies.”

MBIA Corp.’s recovery outlook for insured RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which will facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. Any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

3.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans that are similar to the type of ineligible loans that have been identified in MBIA Corp.’s insured HELOCs and CES portfolio, including substantial amounts paid to Federal Home Loan Mortgage Corporation for substantially similar claims as well as a settlement agreement entered into on July 16, 2010 between MBIA Corp. and the sponsor of several MBIA-insured mortgage loan securitizations in which MBIA Corp. received a payment in exchange for a release relating to its representation and warranty claims against the sponsor, and which resolves all of MBIA Corp.’s representation and warranty claims against the sponsor on mutually beneficial terms and is substantially consistent with the recoveries previously recorded by MBIA Corp. related to these exposures;

4.	the favorable outcome for MBIA Corp. on Defendants’ motions to dismiss in the actions captioned MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.) and MBIA Insurance Corp. v. Residential Funding Co., LLC, Index No. 603552/08 (N.Y. Sup. Ct.) and MBIA Insurance Corp. v. Credit Suisse Securities where the respective courts each allowed MBIA’s fraud claims against the Countrywide, RFC and Credit Suisse Securities defendants to proceed; and

5.	reserves MBIA Corp. believes have been established by certain sellers/servicers to cover such obligations.

MBIA Corp. will continue to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as additional forensic reviews are performed, as developments in the pending litigation proceedings occur or new litigation is initiated. These and other factors could materially influence the amount of the recoveries.

All of MBIA Corp.’s policies insuring RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. Policies insuring credit derivative contracts for which MBIA Corp. initiated litigation against sellers/arrangers are accounted for as derivatives and carried at fair value. Fair value is calculated using a price that would be paid to transfer the contract in an orderly transaction between market participants at the measurement date. As such, the fair value of MBIA Corp.’s insured credit derivatives considers the price a hypothetical third-party market participant would require to assume the contract and, in general, not the price at which MBIA Corp. may settle the contract, either through litigation or other negotiations with counterparties of its contracts. Additionally, MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

Loss and LAE Reserves and Activity

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of September 30, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	198	54	41	158	451
Number of issues(1)	40	34	21	95	190
Remaining weighted average contract period (in years)	9.8	8.5	11.1	7.5	8.7
Gross insured contractual payments outstanding(2):
Principal	$5,118	$1,901	$3,070	$10,276	$20,365
Interest	3,597	848	2,098	4,360	10,903

Total	$8,715	$2,749	$5,168	$14,636	$31,268

Gross claim liability	$-	$-	$-	$1,743	$1,743
Less:
Gross potential recoveries	-	-	-	3,050	3,050
Discount, net	-	-	-	(46)	(46)

Net claim liability (recoverable)	$-	$-	$-	$(1,261)	$(1,261)

Unearned premium revenue	$163	$20	$110	$104	$397

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The gross claim liability of $1.7 billion reported in the preceding table represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which primarily relate to insured RMBS transactions. The gross potential recoveries of $3.1 billion reported in the preceding table represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, and also primarily relate to insured RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

With respect to MBIA Corp.’s RMBS exposure, before the elimination of amounts related to consolidated VIEs, MBIA Corp. had 37 insured issues designated as “Classified List” with gross principal and interest payments outstanding of $10.4 billion and $3.5 billion, respectively. The gross claim liability and gross potential recoveries related to these 37 issues were $1.3 billion and $3.9 billion, respectively. MBIA Corp. has performed loan file reviews on 30 of the 37 issues and recorded potential recoveries on 27 of those 30 issues that included loan file reviews. As of September 30, 2010, the 27 insured issues, those for which MBIA Corp. performed loan file reviews and recorded potential recoveries, had gross principal and interest payments outstanding of $9.5 billion and $3.3 billion, respectively. The gross claim liability and gross potential recoveries related to the 27 issues were $1.3 billion and $3.8 billion, respectively. The gross potential recoveries of $3.8 billion include estimated recoveries based on MBIA Corp.’s review of loan files and extrapolation of recoveries to loan files not reviewed, as discussed above.

The following table provides information about the components of MBIA Corp.’s insurance loss reserves and recoverables for insured obligations within MBIA Corp.’s classified list as of September 30, 2010. The loss reserves (claim liability) and insurance loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries discussed above and reflect the classification of such amounts reported on MBIA Corp.’s consolidated balance sheet.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

In millions	Classified List
Loss reserves (claim liability)	$874
LAE reserves	62

Loss and LAE reserves	$936

Insurance claim loss recoverable	$(2,201)
LAE insurance loss recoverable	-

Insurance loss recoverable	$(2,201)

Reinsurance recoverable on unpaid losses	$223
Reinsurance recoverable on LAE reserves	15
Reinsurance recoverable on paid losses	4

Reinsurance recoverable on paid and unpaid losses	$242

The loss and LAE reserves (claim liability) reported in the preceding table primarily relate to probability-weighted expected future claim payments on insured RMBS transactions. Loss and LAE reserves include $1.6 billion of reserves for expected future payments offset by expected recoveries of such future payments of $696 million. The insurance loss recoverable reported in the preceding table primarily relates to probability-weighted estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. estimates that it will be reimbursed for potential recoveries related to ineligible mortgage loans, which represent the majority of MBIA Corp.’s insurance loss recoverable, by mid-year 2012.

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the nine months ended September 30, 2010. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserve, changes in discount rates and assumptions, changes in the timing and amounts of estimated payments and recoveries and changes in LAE are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s statement of operations. LAE reserves are expected to be settled within a one year period and are not discounted. As of September 30, 2010, the weighted average risk-free rate used to discount the claim liability was 1.59%.

In millions
Gross Loss and LAE Reserve as of December 31, 2009	Accounting Transition Adjustment(1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changesin Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of September 30, 2010
$1,580	$(364)	$(851)	$7	$(10)	$35	$-	$548	$(1)	$(8)	$936

(1) - Reflects the adoption of the accounting principles for the consolidation of variable interest entities.

Gross loss and LAE reserves as of September 30, 2010 of approximately $936 million decreased from approximately $1.6 billion as of December 31, 2009. The decrease in case basis reserves was primarily due to an adjustment of $364 million for the adoption of the amended accounting principles for the consolidation of variable interest entities and a decrease in reserves related to payment activity. Offsetting this were changes in assumptions of $548 million due to credit deterioration related to issues outstanding as of December 31, 2009.

Total paid losses, net of reinsurance and collections, for the nine months ended September 30, 2010 was $839 million, after eliminating $36 million of net collections made to consolidated VIEs. Of the $839 million of paid losses, $817 million related to insured RMBS transactions, after eliminating $340 million of net payments made to consolidated VIEs. For the nine months ended September 30, 2010, estimated recoveries on paid losses totaled $424 million, after eliminating $60 million of recoveries related to VIEs and were primarily related to insured RMBS transactions.

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the nine months ended September 30, 2010. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections and changes in LAE are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

statement of operations. MBIA Corp.’s insurance loss recoverable decreased $244 million primarily due to the adoption of the amended accounting principles for the consolidation of variable interest entities, offset by an increase in changes in assumption driven by estimates of potential recoveries primarily on issues outstanding as of December 31, 2009 resulting from ineligible mortgages included in insured second-lien residential mortgage and Alt-A securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages. Recoveries on unpaid losses decreased by $135 million primarily due to the adoption of the amended accounting principles for the consolidation of variable interest entities, offset by changes in discount rate.

In millions	Gross Reserve as of December 31, 2009	Accounting Transition Adjustment(1)	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries	Gross Reserve as of September 30, 2010
Insurance Loss Recoverable	$2,445	$(594)	$(77)	$27	$35	$33	$3	$361	$(32)	$2,201
Recoveries on Unpaid Losses	831	(215)	-	13	52	-	(12)	25	2	696

Total	$3,276	$(809)	$(77)	$40	$87	$33	$(9)	$386	$(30)	$2,897

(1) - Reflects the adoption of the accounting principles for the consolidation of variable interest entities.

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured first and second-lien mortgage loan securitizations. The total estimated recoveries from ineligible loans of $2.2 billion as of September 30, 2010 includes $1.3 billion recorded as “Insurance loss recoverable,” $794 million is recorded as “Loan repurchase commitments,” $40 million is recorded as “Loss and loss adjustment expense reserves” as a reduction to case basis reserves on the consolidated balance sheet, and $64 million, net of reinsurance, is recorded as a reduction to “Losses and loss adjustment” expense.

In millions

Total Estimated Recoveries on Ineligible Loans as of December 31, 2009	Accretion of Future Collections	Changes in Discount Rates	Recoveries	Changes in Assumptions	Total Estimated Recoveries on Ineligible Loans as of September 30, 2010
$1,575	$41	$58	$(67)	$573	$2,180

The $573 million changes in assumptions in the preceding table primarily resulted from an increase in loan file reviews and extrapolation.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expense on MBIA Corp.’s consolidated statement of operations. The following table presents the expenses (gross and net of reinsurance) related to remedial actions for insured obligations:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2010	2009	2010	2009
Loss adjustment expense incurred, gross	$14	$41	$30	$128
Loss adjustment expense incurred, net	$12	$12	$14	$40

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 11: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three and nine months ended September 30, 2010 and 2009 were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
In millions	2010		2009		2010		2009
Pre-tax income (loss)	$(382)		$(1,077)		$(805)		$1,246
Provision (benefit) for income taxes	$(63)	16.5%	$(350)	32.5%	$(271)	33.7%	$456	36.6%

MBIA Corp.’s effective tax rate related to its pre-tax loss for the nine months ended September 30, 2010 reflects net unrealized loss on its insured derivative portfolio, the tax-exempt interest from investments, and a decrease in its valuation allowance. For the nine months ended September 30, 2009, MBIA Corp.’s effective tax rate related to its pre-tax income reflected a net unrealized gain recorded on MBIA Corp.’s derivative portfolio, tax-exempt interest from investments, and an increase in the valuation allowance.

For the interim reporting purposes, MBIA Corp. has calculated its effective tax rate for the full year of 2010 by treating the unrealized gains and losses on its insured derivative portfolio as a discrete item. As such, this amount is not included when projecting MBIA Corp.’s full year effective tax rate but rather is accounted for at the federal statutory rate of 35% after applying the projected full year effective tax rate to actual nine-month results before the discrete item. Given MBIA Corp.’s inability to estimate this item for the full year of 2010, MBIA Corp. believes that it is appropriate to treat net unrealized gains and losses on its insured derivative portfolio as a discrete item for purposes of calculating its effective tax rate for the year.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, is identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (ordinary or capital) within the carryforward period for the taxable attribute. MBIA Corp. has established a valuation allowance with respect to 2008 capital losses being carried forward. These losses were generated in 2008 and have a five year carryforward period.

As of September 30, 2010, MBIA Corp. reported a net deferred tax asset of $1.0 billion primarily related to the cumulative unrealized losses recorded on its insured derivative and investment portfolios. Included in the net deferred tax asset of $1.0 billion is a valuation allowance of $21 million. As of December 31, 2009, the valuation allowance was $24 million. For the nine months ended September 30, 2010, MBIA Corp. decreased its valuation allowance which was primarily due to the generation of capital gain income.

Unrealized Losses on Credit Derivative Contracts

Approximately $1.5 billion of the net deferred tax asset was a result of the cumulative net unrealized losses of $4.2 billion, which excludes credit impairments, primarily related to insured credit derivatives. This deferred tax asset for the unrealized losses is included in MBIA Corp.’s net deferred tax asset of $1.0 billion as of September 30, 2010. MBIA Corp. believes that such deferred tax asset will more likely than not be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time. As such, no valuation allowance with respect to this item was established. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., even without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects a significant portion of the unrealized losses to reverse over time, MBIA Corp. performed a taxable income projection over a 15-year period to determine whether it will have sufficient income to offset its deferred tax assets that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover the net deferred tax asset of $1.0 billion.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and LAE equal to the present value discount of loss reserves already recognized on MBIA Corp.’s consolidated balance sheets and an estimate of LAE which is generally insignificant. MBIA Corp. does not assume additional losses, with

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 11: Income Taxes (continued)

the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

While the ratings downgrades by the rating agencies have currently precluded MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regard to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated and earned (i.e., refundings).

•

With respect to insured CDS contracts, in the event that there is a default in which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as an ordinary loss for tax purposes and, as such, the event or impairment will be recorded as case reserves for statutory accounting purposes in recognition of the potential claim payment. For tax purposes, MBIA Corp. follows statutory accounting principles as the basis for computing its taxable income. However, because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view in which the losses are considered capital losses, MBIA Corp. may be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses until such time as it has sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s consolidated financial condition at the time of its establishment.

Realized Gains and Losses

As of September 30, 2010, MBIA Corp. had a full valuation allowance against the deferred tax asset related to realized losses from asset impairments and sales of investments.

Unrealized Losses on Debt and Equity Securities

As of September 30, 2010, MBIA Corp. had approximately $9 million in deferred tax assets, related to unrealized losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that its deferred tax assets will reverse over the life of the securities.

After reviewing all of the evidence available, both positive and negative, MBIA Corp. believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of September 30, 2010. MBIA Corp. continues to assess the adequacy of its valuation allowances as additional evidence becomes available.

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax loss and credit carryforwards, and certain built-in losses upon an ownership change as defined under that section. An ownership change may result from transactions that increase the aggregate ownership of certain shareholders in stock of MBIA Inc. by more than 50 percentage points over a defined testing period, generally three years (“Section 382 Ownership Change”).

MBIA Corp. has determined that a Section 382 Ownership Change in the quarter ended September 30, 2010 would cause an immaterial impact on the MBIA Corp.’s consolidated financial statements. As the financial statements do not include any tax benefit for deferred taxes related to capital losses due to their relatively short carryforward period and therefore a valuation allowance against the deferred tax assets related to the capital loss being carried forward has been provided. Furthermore, a Section 382 Ownership Change and resulting limitation may restrict MBIA Corp.’s ability to utilize a portion of such losses even if sufficient capital gains were to be recognized within the carryforward period, however, MBIA Corp. still expects to fully recover any NOL and alternative minimum tax credit carryforward as those carryovers have a significantly longer recovery period.

If, in the future, a Section 382 Ownership Change is triggered under its current method of determining an ownership change and, as a result MBIA Inc. and its subsidiaries are subjected to greater limitation or a reduction of tax benefits, MBIA Inc. may retroactively use an available alternative method of determining an ownership change to cause a Section 382 Ownership Change in the quarter ended June 30, 2010. MBIA Inc. may reassess the methodology to be used for the ownership change computation at least through September 15, 2011, the due date of its 2010 Federal Income Tax Return.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 11: Income Taxes (continued)

Calculating whether a Section 382 Ownership Change has occurred is subject to uncertainties, including the complexity and ambiguity of Section 382 and limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. MBIA performs detailed calculations during each quarter to determine if an ownership change has occurred and, based on its calculations, a Section 382 Ownership Change has not occurred.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes – Special Areas”

No U.S. deferred income taxes have been provided on the undistributed earnings of MBIA UK and the remaining earnings of MBIA Assurance, which merged into MBIA UK Insurance Ltd. as of December 31, 2007, and MBIA Mexico, S.A. de C.V. because of MBIA Corp.’s practice and intent to permanently reinvest its earnings. The cumulative amounts of such undistributed earnings were $111 million as of September 30, 2010.

Five-Year NOL Carryback

The Worker, Homeownership, and Business Assistance Act of 2009 expanded the number of tax years to which an NOL can be carried back from two to five. Corporations with NOLs in either 2008 or 2009 (but not both) can elect to carryback NOL’s and claim refunds of taxes paid in the prior five years, the only limitation being that in the fifth preceding year of the carryback period, the recovery is being limited to 50% of taxable income for that carryback year. There is no such limitation the first four preceding years of the carryback period. MBIA Inc., the parent of the affiliated group of which MBIA Corp. is a member, elected to carryback its 2009 NOL the fifth preceding tax year and the tax years thereafter. The tax refund with respect to its carryback claim was received during the second quarter of 2010 and MBIA Corp.’s share of the tax refund under the tax sharing agreement was approximately $251 million.

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record any change in unrecognized tax benefits (“UTBs”) and related interest and penalties to income taxes in the statement of operations. As of September 30, 2010, there were no material changes in UTBs, interest, or penalties.

MBIA Corp.’s significant major tax jurisdictions include the U.S., the United Kingdom (“U.K.”) and France.

MBIA Inc. and its U.S. subsidiaries including MBIA Corp. file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2005 through 2009, which is expected to be concluded within the next twelve months. The U.K. tax authorities are currently examining tax years 2005 through 2007. Their examination is also expected to be concluded within the next twelve months.

It is reasonably possible that the total amounts of unrecognized tax benefits will change within the next twelve months due to the conclusion of the IRS’s examination of tax years 2005 through 2009. The range of this possible change in the amount of uncertain tax benefits cannot be estimated at this time.

Note 12: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA has received subpoenas or informal inquiries from a variety of regulators, including the Securities and Exchange Commission, the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including soft capital instruments, disclosures made by MBIA to underwriters and issuers of certain bonds, disclosures regarding MBIA’s structured finance exposure, MBIA’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against MBIA and AMBAC Financial Group, Inc., XL Capital Assurance Inc., ACA Financial Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California , Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside. These cases are now part of a coordination proceeding in

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases. On April 8, 2009, The Olympic Club filed a complaint against MBIA in the Superior Court of the State of California, County of San Francisco. The Olympic Club case is being coordinated with the Ambac Bond Insurance Cases. In addition, a complaint was filed by the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose on July 7, 2010. That complaint is expected to be added to the Ambac Bond Insurance Cases. Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Corporation have been added as defendants in seven of these actions.

The claims as they now stand allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer's financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs asserts common law theories in breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, negligence, and unjust enrichment. The non-municipal plaintiffs also allege a California unfair competition cause of action. Defendants’ demurrers were filed on September 17, 2010 and plaintiffs’ opposition to demurrers were filed on October 22, 2010. A hearing on the demurrers is scheduled for December 14, 2010.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California's antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiff calls “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then or subsequently filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, and the San Jose Redevelopment Agency. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal as well as California state antitrust claims. In February 2010, MBIA moved to dismiss the then-existing complaints and, on April 28, 2010, Judge Victor Marrero denied the motion. MBIA’s motion for reconsideration was denied on May 3, 2010. The State of West Virginia, previously a plaintiff in the multidistrict proceeding making federal antitrust claims, amended its complaint to add MBIA as a defendant on June 21, 2010. MBIA has answered some of the complaints, denying the material allegations, and is preparing to answer the others. On September 21, 2010, a complaint was filed in the U.S. District Court for the Eastern District of New York by the Active Retirement Community (dba Jefferson’s Ferry), a not-for-profit retirement community operator. This case will be coordinated with the other related-cases in the Southern District of New York for inclusion in the multidistrict litigation.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA Inc., MBIA Corp., National, and certain MBIA employees, among other parties (various financial institutions and law firms). The complaint purports to state 19 causes of action (12 against MBIA) for fraud, negligent misrepresentation, breach of fiduciary duty, breach of contract, economic duress and statutory claims for unfair business practices and violation of the California False Claims Act arising from Tri-City Healthcare District's investment in auction rate securities. On September 7, 2010, plaintiff filed its Second Amended Complaint. A demurrer was filed on behalf of MBIA and related-defendants on October 22. Oppositions to demurrers and related motions are due November 19, 2010. A hearing is scheduled for January 6, 2011.

On September 30, 2008, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). The complaint alleged that Countrywide fraudulently induced MBIA to provide financial guarantee insurance on securitizations of home equity lines of credit and closed end second-liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleged that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. In an order dated July 8, 2009, the New York State Supreme Court denied Countrywide’s motion to dismiss in part, allowing the fraud cause of action to proceed against all three Countrywide defendants and the contract causes of action to proceed against Countrywide Home Loans, Inc. All parties have filed notices of appeal and defendants filed their answer to the complaint on August 3, 2009. On August 24, 2009, MBIA Corp. filed an amended complaint, adding Bank of America and Countrywide Home Loans Servicing LP as defendants and identifying an additional five securitizations.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

On April 29, 2010, Judge Eileen Bransten denied defendants’ motion to dismiss Bank of America and allowed MBIA Corp.’s claims for successor and vicarious liability to proceed against Bank of America, as well as upholding MBIA Corp.’s fraud claim. On May 28, 2010, defendants filed their notice of appeal with respect to the denial of the dismissal of MBIA Corp.’s claims for fraud and breach of the implied covenant of good faith and fair dealing. On June 11, 2010, MBIA Corp. filed its cross notice of appeal with respect to the dismissal of its claims of negligent misrepresentation and the limitation of its claim for breach of the implied covenant of good faith and fair dealing. Briefing on the appeals was complete as of October 25, 2010, and argument will be heard in the November Term of the New York Supreme Court, Appellate Division, First Department. On September 27, 2010, argument was heard on MBIA Corp.’s motion in limine requesting a ruling that it may offer evidence relating to statistically valid random samples of loans from each of the Countrywide securitizations in support of its contract and contract-related and fraud cases of action purposes of determining liability and damages.

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc., Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide-affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA as the insurer of the income streams on these securities. On June 21, 2010, MBIA Corp. filed its second amended complaint. Defendants’ demurrers were fully briefed as of September 23, 2010 and argument was heard on October 22, 2010. The court has allowed limited discovery to proceed while otherwise staying the case pending further developments in the New York Countrywide action described in the prior paragraph.

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other claims. On December 23, 2009, Justice Fried denied in part RFC’s motion to dismiss MBIA’s complaint with respect to MBIA’s fraud claims. On March 19, 2010, MBIA Corp. filed its amended complaint. On May 14, 2010, RFC filed a motion to dismiss only the renewed negligent misrepresentation claim. Argument on RFC’s renewed motion to dismiss was heard on October 21, 2010 and a decision is pending.

On April 1, 2010, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against GMAC Mortgage, LLC. The complaint alleges fraud and negligent misrepresentation on the part of GMAC Mortgage, LLC in connection with the procurement of financial guarantee insurance on three RMBS transactions, breach of GMAC Mortgage, LLC’s representations and warranties and its contractual obligation to cure or repurchase ineligible loans and breach of the implied duty of good faith and fair dealing. On June 4, 2010, GMAC Mortgage LLC’s filed its motion to dismiss. Argument on GMAC Mortgage LLC’s motion was heard on September 23, 2010 and a decision is pending.

On December 14, 2009, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing Inc (“Credit Suisse”). The complaint seeks damages for fraud and breach of contractual obligations in connection with the procurement of financial guarantee insurance on the Home Equity Mortgage Trust Series 2007-2 securitization. The complaint alleges, among other claims, that Credit Suisse falsely represented (i) the attributes of the securitized loans; (ii) that the loans complied with the governing underwriting guidelines; and (iii) that Credit Suisse had conducted extensive due diligence on the securitized loans to ensure compliance with the underwriting guidelines. The complaint further alleges that the defendants breached their contractual obligations to cure or repurchase loans found to be in breach of the representations and warranties applicable thereto and denied MBIA the requisite access to all records and documents regarding the securitized loans. On August 9, 2010, the court denied Credit Suisse’s motion to dismiss.

In its determination of expected ultimate insurance losses on financial guarantee contracts, MBIA Corp. has considered the probability of potential recoveries arising out of the contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans in certain second-lien mortgage securitizations, which include potential recoveries that may be affected by the legal actions against Countrywide, RFC, Credit Suisse and GMAC Mortgage. However, there can be no assurance that MBIA Corp. will prevail in these actions.

On April 30, 2009, MBIA Corp. and LaCrosse commenced an action in the New York State Supreme Court, New York County, against Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International. The complaint (amended on May 15, 2009) seeks damages in an as yet indeterminate amount believed to be in excess of several hundred million dollars arising from alleged misrepresentations and breaches of contract in connection with eleven CDS contracts pursuant to which MBIA

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

wrote protection in favor of Merrill Lynch and other parties on a total of $5.7 billion in CDOs arranged and marketed by Merrill Lynch. The complaint also seeks rescission of the CDS contracts. On April 9, 2010, Justice Bernard Fried denied in part and granted in part Merrill Lynch’s motion to dismiss. On April 13, 2010, MBIA Corp. filed a notice of appeal with respect to the dismissal of its claims for fraud, negligent misrepresentation and breach of the implied covenant of good faith and fair dealing. Merrill Lynch filed its cross notice of appeal regarding the breach of contract claim that survived the motion to dismiss. On August 9, 2010, MBIA Corp. filed its opening appellate brief. Merrill Lynch filed its brief on October 6, 2010. MBIA Corp.'s reply brief was filed on November 1, 2010. The case is scheduled to be heard at the December term of the New York Supreme Court, Appellate Division, First Department.

On January 21, 2010, MBIA Corp. and LaCrosse commenced an action in New York State Supreme Court, Westchester County, against Royal Bank of Canada and RBC Capital Markets Corporation (“RBC”) relating to three CDS transactions and related insurance policies referencing Logan CDO I, Ltd., Logan CDO II, Ltd. and Logan CDO III, Ltd. (the “Logan CDOs”). The complaint alleges RBC fraudulently or negligently induced MBIA to insure the Logan CDOs, claims for breach of contract and promissory estoppel, and challenges RBC’s failure to issue credit event and related notifications in accordance with contractual obligations for the Logan CDOs. On August 19, 2010, the court denied in part RBC’s motion to dismiss. On October 11, 2010, RBC filed its Notice of Appeal of the decision denying in part its motion to dismiss. On October 8, 2010, Justice Scheinkman recused himself from the case, and the case has been reassigned to Justice William J. Giacomo.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the FDIC with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA Corp. as a result of IndyMac’s contractual breaches and fraud in connection with financial guarantee insurance issued by MBIA Corp. on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA Corp. has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. On February 8, 2010, MBIA Corp. filed its amended complaint against the FDIC both in its corporate capacity and as conservator/receiver of IndyMac Federal Bank, F.S.B. for breach of its contractual obligations as servicer and seller for the IndyMac transactions at issue and for unlawful disposition of IndyMac Federal Bank, F.S.B.’s assets in connection with the FDIC’s resolution of IndyMac Bank, F.S.B. On May 21, 2010, the FDIC filed separate motions to dismiss both in its capacity as a corporate entity and as receiver/conservator. MBIA Corp. filed its opposition to the FDIC’s motions to dismiss on July 1, 2010. The FDIC’s replies were filed on July 30, 2010.

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset-Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On October 19, 2009, MBIA Corp. dismissed IndyMac ABS, Inc. from the action without prejudice. On October 23, 2009, defendants removed the case to the United States District Court for the Central District of California. On November 30, 2009, the IndyMac trusts were consensually dismissed from the litigation. On December 23, 2009, federal District Court Judge S. James Otero of the Central District of California granted MBIA Corp.’s motion to remand the case to Los Angeles Superior Court. On March 25, 2010, the case was reassigned to Judge Carl West. On June 4, 2010, defendants filed their Answers and Motion for Judgment on the Pleadings. MBIA Corp.’s opposition was filed on June 23, 2010. On August 3, 2010, the court denied defendants Motion for Judgment on the Pleadings in its entirety.

On December 9, 2009, MBIA Corp. and LaCrosse commenced an action in United States District Court for the Southern District of New York against Cooperatieve Centrale Raiffeisen Boerenleenbank B.A. (“Rabobank”), The Bank of New York Mellon Trust Company, N.A., as Trustee (“Bank of New York Mellon”), and Paragon CDO Ltd. MBIA, as controlling class under the relevant Indenture, commenced the action seeking declaratory relief and damages for breach of contract and negligence relating to the improper sale of certain reference obligations in the Paragon CDO portfolio pool. On January 15, 2010, Rabobank and The Bank of New York Mellon filed their answers. On February 16, 2010, Paragon CDO Ltd. was dismissed from the case with prejudice. On April 16, 2010, Rabobank and Bank of New York Mellon filed respective pleadings opposing MBIA Corp.’s motion for summary judgment and in support of their own cross-motions for summary judgment and briefing is now completed.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss. On April 7, 2010, Judge Sullivan denied the application for certification for an interlocutory appeal of his denial of MBIA’s motion to dismiss. Discovery is proceeding.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court, and it has been assigned to Justice James A. Yates.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Corp. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of 19 domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, Justice Yates denied defendants’ motion to dismiss. On February 25, 2010, MBIA filed its Notice of Appeal of the denial to the Appellate Division of the New York State Supreme Court. On April 1, 2010, MBIA’s motion to stay the case pending appeal was denied. On April 7 and April 22, 2010, respectively, the New York State Insurance Department and the Aurelius Plaintiffs each filed a motion for leave to file an amicus brief in MBIA’s appeal. On March 22, 2010, MBIA filed its opening brief with the Appellate Division and on April 21, 2010, plaintiffs filed their opposition brief. MBIA filed its reply brief on April 30, 2010. On May 6, 2010, the Appellate Division granted the New York State Insurance Department’s motion to file an amicus brief. Argument was heard on June 2, 2010. Discovery is proceeding while a decision from the Appellate Division is pending.

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. On April 7, 2010, Justice Yates ordered that the Article 78 proceeding continue on a separate, expedited schedule from the other three Transformation-related litigations. A trial date has been set for January 19, 2011.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus.

MBIA Inc. and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 13: Subsequent Events

Refer to “Note 12: Commitments and Contingencies” for information about legal proceedings that developed after September 30, 2010.